UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ORTHOFIX MEDICAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3451 Plano Parkway

Lewisville, Texas 75056

Dear Shareholders:

We will hold the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Orthofix Medical Inc. (“Orthofix” or the “Company”) on June 21, 2021 at 9:00 a.m. Central Daylight Time (“CDT”) at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.

This booklet includes the notice of Annual Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

Ronald A. Matricaria
Chairman of the Board

April 29, 2021

Notice of Annual Meeting of Shareholders

 and Proxy Statement

Meeting Date:	June 21, 2021 At 9:00 a.m. CDT
Meeting Place:	Four Seasons Resort and Club Dallas at Las Colinas 4150 North MacArthur Boulevard Irving, Texas 75038

 Notice and Proxy Statement for Shareholders of

ORTHOFIX MEDICAL INC.

3451 Plano Parkway

Lewisville, Texas 75056

for

2021 ANNUAL MEETING OF SHAREHOLDERS

to be held on June 21, 2021

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix Medical Inc., a Delaware corporation (“Orthofix” or the “Company”), in connection with the upcoming 2021 Annual Meeting of Shareholders (the “Annual Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual Meeting

Notice is hereby given that the Annual Meeting will be held on June 21, 2021 at 9:00 a.m. CDT, at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.

Purpose of the Annual Meeting

1

Election of Directors. Shareholders will be asked to elect the following eight persons to the Board: Catherine M. Burzik, Jason M. Hannon, James F. Hinrichs, Alexis V. Lukianov, Lilly Marks, Michael E. Paolucci, Jon Serbousek, and John E. Sicard. The Board unanimously recommends that shareholders vote “FOR” each of the foregoing director nominees.

2

Advisory and Non-Binding Resolution to Approve Executive Compensation. Shareholders will be asked to approve an advisory and non-binding resolution on the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” and the related compensation tables beginning on page 20 of this proxy statement. The Board values shareholders’ opinions, and the Compensation Committee of the Board will take into account the outcome of the advisory vote when considering future executive compensation decisions. The Board unanimously recommends that shareholders vote “FOR” the proposal to approve the advisory and non-binding resolution on executive compensation.
3

Approval of Amendment No. 2 to the Amended and Restated 2012 LTIP. Shareholders will be asked to approve Amendment No. 2 to the Company’s Amended and Restated 2012 Long-Term Incentive Plan (the “LTIP Amendment”). The Board unanimously recommends that shareholders vote “FOR” the proposal to approve the LTIP Amendment.

4

Approval of Amendment No. 2 to the Second Amended and Restated Stock Purchase Plan. Shareholders will be asked to approve Amendment No. 2 to the Company’s Second Amended and Restated Stock Purchase Plan (the “SPP”) to increase the number of shares subject to awards under the SPP (the “SPP Amendment”). The Board unanimously recommends that shareholders vote “FOR” the proposal to approve the SPP Amendment.

5

Ratification of the Selection of EY as Independent Registered Public Accounting Firm for 2021. Shareholders will be asked to approve a resolution to ratify the selection of Ernst & Young LLP (“EY”) as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2021. The Board unanimously recommends that shareholders vote “FOR” the proposal to ratify the selection of EY as the independent registered public accounting firm.

6	Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

Please read a detailed description of proposals 1 through 5 stated above beginning on page 52 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on April 22, 2021 are being sent this notice and will be entitled to vote at the Annual Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

By Order of the Board of Directors

Kimberley A. Elting
Chief Legal and Development Officer

April 29, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD JUNE 21, 2021: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE ORTHOFIX ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 ARE AVAILABLE AT WWW.PROXYDOCS.COM/OFIX.

 Proxy Summary

The summary highlights certain information about our business and 2020 performance. This summary does not contain all of the information that you should consider, and we encourage you to read the entire proxy statement before voting.

Director Nominees

Name	Age	Director Since	Independent	Audit & Finance Committee[1]	Compensation Committee[1]	Compliance & Ethics Committee[1]	Nominating & Governance Committee[1]
Catherine Burzik	78	NEW	✓
Jason M. Hannon	49	2020	✓			✓
James F. Hinrichs	53	2014	✓	Chair			✓
Alexis V. Lukianov	65	2016	✓	✓	✓
Lilly Marks	73	2015	✓			✓	Chair
Michael E. Paolucci	61	2016	✓		Chair		✓
Jon Serbousek	60	2019
John E. Sicard	58	2018	✓	✓

1 Committee composition in table reflects membership by continuing directors as of the date of this proxy statement. As of the date of this proxy statement, Maria Sainz, a current independent director who is not standing for re-election at the Annual Meeting, also serves as a member of the Compensation Committee and Chair of the Compliance & Ethics Committee. The Board has resolved that, as of the Annual Meeting, Mr. Sicard will be appointed as a third member of the Compliance & Ethics Committee, and Mr. Hannon will be appointed Chair of such committee.

2020 Business Highlights

Notable financial results and accomplishments in 2020 include the following:

•	Net sales were $406.6 million, a decrease of 11.6% compared to prior year
•	U.S. Spinal Implants net sales of $77.8 million, an increase $4.9 million, or 6.7%
•	U.S. Motion Preservation net sales of $18.4 million, an increase of $14.3 million
•	Net cash from operating activities of $74.3 million, an increase of $42.2 million, despite challenges resulting from the COVID-19 global pandemic
•	Borrowed $100.0 million against the secured revolving credit facility to navigate the uncertain macro-environment as a result of COVID-19 and fully repaid all borrowings in the third quarter
•	Entered into an investment and co-development partnership with Neo Medical SA for single-use sterile packed procedure solutions
•	Acquired the FITBONE intramedullary lengthening system, which generated $1.9 million in 2020 net sales, and subsequently received FDA clearance for pediatric indication
•	Improved structure and leadership by completing the hiring of key positions, including a Global President of Extremities; VP, U.S. Sales, Spinal Implants and Biologics; and SVP of Enterprise Strategy
•	Executed a realignment of our facilities to ensure we met demand while optimizing inventory management strategy
•

Continued our product innovation with the launches of several product lines, including the FIREBIRD SI Fusion System, the O-GENESIS bone graft delivery system, and the AlloQuent Structural Allograft Q-Pack

We manage our business by two reporting segments, Global Spine and Global Extremities, which accounted for 79% and 21%, respectively, of our total net sales in 2020. The chart below presents net sales, which includes product sales and marketing service fees, by reporting segment for each of the years ended December 31, 2020, 2019, and 2018.

Executive Compensation Highlights

We focus our compensation program for our named executive officers and other executive officers on financial, strategic, and operational goals established by the Board of Directors to create value for our shareholders.  Our guiding compensation principle is to pay for performance.  Our compensation program is designed to motivate, measure, and reward the successful achievement of our strategic and operating goals without promoting excessive or unnecessary risk taking.  At the 2020 annual meeting, our say-on-pay proposal was supported by 95.4% of shares represented at the meeting, which we believe validates the Company’s “pay-for-performance” approach to executive compensation.

2020 Executive Total Compensation Mix

The charts below show the annual total target direct compensation (full-year base salary, target annual cash incentive compensation and long-term incentive equity compensation received) for our President and Chief Executive Officer and our other named executive officers for 2020.  These charts illustrate that a significant portion of our named executive officer total target direct compensation was performance-based or variable.

* Chart excludes compensation for Davide Bianchi, our former President of Global Extremities

Governance of Executive Compensation

Consistent with shareholder interests and market best practices, our executive compensation program includes the following sound governance features:

What we do:
✓	Align a significant amount of executive pay with overall performance of the business and the Company’s common stock
✓	Set meaningful performance targets for annual and performance-based stock awards, approved by the Compensation Committee
✓	Discourage unnecessary and inappropriate risk taking, including obtaining an annual independent risk assessment analysis
✓	Maintain robust stock ownership guidelines for our executive officers and directors (including 5x salary for CEO)
✓	Maintain an incentive compensation clawback policy for executive officers
✓	Provide for “double-trigger” change in control vesting on all equity grants to executive officers, and no “single-trigger” cash or similar payment rights upon a change in control
✓	Retain an independent compensation consultant who conducts an annual benchmarking of our compensation against an industry peer group
✓	Include caps on annual cash incentive plan payments and shares earned under performance-based stock awards
What we don’t do:
X	Pay dividends or dividend equivalents on stock options, time-based vesting stock awards, or unearned performance-based vesting stock awards
X	Maintain employment agreements with executive officers
X	Pay excise tax gross-ups for change in control payments
X	Reprice stock options
X	Provide excessive perquisites
X	Permit hedging or pledging of our securities by employees, executive officers, or directors

Corporate Governance Highlights

We are committed to effective corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term shareholder value.

Director Election

•	Annual elections for all directors by majority of votes cast

Board Independence

•	Seven of our eight director nominees are fully independent under Nasdaq standards
•	All four Board committees consist solely of independent directors

Standing Board Committees

•	Audit and Finance Committee (met nine times in 2020)
•	Compensation Committee (met five times in 2020)
•	Compliance and Ethics Committee (met four times in 2020)
•	Nominating and Governance Committee (met four times in 2020)

Practices and Policies

•

Experienced, multi-dimensionally diverse Board with extensive business expertise in life sciences, finance, international business and operational matters; 2 of 4 Board Committees currently chaired by women; new nominee for Chair is a woman

•	Commitment to frequent Board refreshment, with an average tenure of 3.5 years for the eight nominees for director at the Annual Meeting
•	Independent directors met in executive session at every regular 2020 Board meeting
•	Approximately 98% average attendance by directors at Board and committee meetings in 2020
•	Separation of Chairman and CEO positions
•	Active Board oversight in the area of enterprise risk management and environmental, social and governance matters (“ESG”)
•	Compliance and Ethics Committee of the Board oversees and monitors a comprehensive, Company-wide compliance and ethics program that is led by our Chief Ethics and Compliance Officer
•	Corporate Code of Conduct enforced at all levels of the Company
•	Commitment to healthy company culture that strives to directly impact communities around the world through meaningful partnerships, employee volunteer programs, and charitable contributions
•	Ongoing commitment of resources to keep pace with evolving data privacy and cybersecurity industry practices and regulatory standards
•	Commitment to sustainable practices in our operations, manufacturing, and supply chain through the use of sustainable energy, waste reduction, and waste and equipment recycling

•	Annual Board and committee self-assessments including individual board member performance reviews
•	Bylaws provide for majority (not plurality) voting in the election of Directors in uncontested elections.
•	Commitment to attracting, retaining, and promoting a diverse workforce through programs such as the Orthofix Women’s Network (OWN) and the Moving 4Ward Diversity, Equity & Inclusion Program
•	Structured director education and onboarding program
•	Shareholders representing at least 25% of the outstanding common shares may call a special meeting
•	No shareholder rights plan (e.g., no “poison pill”) or blank check preferred stock
•	No supermajority voting requirements to approve mergers or other business combination transactions; all equity shares have equal voting rights (no super voting share class)
•	No political or PAC contributions by Company

 PROXY STATEMENT FOR THE

 ORTHOFIX MEDICAL INC.

 2021 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT IS BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT APRIL 29, 2021.

 ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on April 22, 2021 (the “Record Date”), are being distributed this proxy statement and will be entitled to vote at the Annual Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. As of the Record Date, there were 19,558,752 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of a majority of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Assuming a quorum is present, each of the nominees for election as directors in Proposal 1 will be elected upon the affirmative vote of a majority of votes cast with respect to such director seat (i.e., if the number of shares voted “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee). For purposes of Proposal 1, abstentions and broker non-votes are not counted as either “FOR” or “AGAINST” votes, and have no effect on the outcome of the vote.

Assuming a quorum is present, the approval of Proposals 2, 3, 4, and 5 each requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the applicable proposal (meaning that a majority of the shares represented at the Annual Meeting and entitled to vote on the applicable proposal must be voted “FOR” the applicable proposal for it to be approved), with (i) abstentions having the same effect as a vote “AGAINST” the applicable proposal and (ii) broker non-votes (to the extent applicable) not counted as a vote either “FOR” or “AGAINST” and having no effect on the outcome of the vote the applicable proposal.

If you are a record holder, you may cast your vote at https://www.proxypush.com/OFIX. See your proxy card for your online control number in order to vote. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting.

All shares of Orthofix common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and which are not validly revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board does not know of any other matters that are to be presented for consideration at the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual Meeting. Attending the Annual Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056, at or before the taking of the vote at the Annual Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies, including reimbursing banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”). The 2020 Form 10-K is available on our website at www.orthofix.com and at http://www.proxydocs.com/OFIX. If you would like to receive an additional copy of the 2020 Form 10-K, we will send you one free of charge. Please write to:

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

Attention: Ms. Alexa Huerta, Investor Relations

You may also contact Ms. Huerta at (214) 937-3190 or at AlexaHuerta@orthofix.com.

The voting results

We will publish the voting results from the Annual Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have questions about the Annual Meeting, voting or your ownership of shares of Orthofix common stock, please contact Ms. Huerta at (214) 937-3190 or at AlexaHuerta@orthofix.com. Directions to the meeting can be found at http://www.proxydocs.com/OFIX.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 21, 2021

This proxy statement, your proxy voting card and the 2020 Form 10-K are available at http://www.proxydocs.com/OFIX.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

 OWNERS AND MANAGEMENT AND RELATED

 STOCKHOLDERS

Who are the principal owners of shares of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of the shares of our common stock. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the shares of our common stock are based on 19,558,752 shares of our common stock outstanding as of April 22, 2021. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,088,855	(1)	15.8%
Segall Bryant & Hamill, LLC 540 W. Madison Chicago, IL 60661-2551	2,324,699	(2)	11.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,952,838	(3)	10.0%
Paradice Investment Management LLC 257 Fillmore Street, Suite 200 Denver, CO 80206	975,695	(4)	5.0%

(1) Information obtained from a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 25, 2021. The Schedule 13G/A discloses that BlackRock has sole power to vote or direct the vote of 3,056,634 shares and sole power to dispose of or to direct the disposition of 3,088,855 shares.

(2) Information obtained from a Schedule 13G filed with the SEC by Segall Bryant & Hamill, LLC (“Segall”) on February 16, 2021. The Schedule 13G discloses that Segall has sole power to vote or direct the vote of 1,644,930 shares, shared power to vote or direct the vote of zero shares, sole power to dispose of or to direct the disposition of 2,324,699 shares, and shared power to dispose of or to direct the disposition of zero shares.

(3) Information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2021. The Schedule 13G/A discloses that Vanguard has sole power to vote or direct the vote of zero shares, shared power to vote or direct the vote of 19,403 shares, sole power to dispose of or to direct the disposition of 1,919,776 shares, and shared power to dispose of or to direct the disposition of 33,062 shares.

(4) Information obtained from a Schedule 13G filed with the SEC by Paradice Investment Management LLC (“Paradice”) on February 16, 2021. The Schedule 13G discloses that Paradice has sole power to vote or direct the vote of zero shares, shared power to vote or direct the vote of 651,831 shares, sole power to dispose of or to direct the disposition of zero shares, and shared power to dispose of or to direct the disposition of 975,695 shares.

Shares of common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of shares of our common stock, including stock options currently exercisable and exercisable within 60 days of April 22, 2021, by each current director, each director nominee, each named executive officer listed in the Summary Compensation Table, and all current directors, and executive officers as a group. The Percent of Class figure is based on 19,558,752 shares of our common stock outstanding as of April 22, 2021. All directors and executive officers as a group beneficially owned 798,085 shares of our common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Ronald A. Matricaria	194,824	(1)	*
Catherine Burzik	—		*
Jason M. Hannon	10,969	(2)	*
James F. Hinrichs	72,862	(3)	*
Alexis V. Lukianov	46,390	(4)	*
Lilly Marks	56,075	(5)	*
Michael E. Paolucci	50,130	(6)	*
Maria Sainz	41,081	(7)	*
John E. Sicard	33,419	(8)	*
Jon C. Serbousek	78,564	(9)	*
Douglas C. Rice	124,628	(10)	*
Kimberley A. Elting	69,878	(11)	*
Kevin J. Kenny	19,265	(12)	*
Paul W. Gonsalves	—		*
Davide Bianchi	39,598	(13)	*
All current directors and executive officers as a group (13 persons)	798,085		4.0%

* Represents less than one percent.

(1) Reflects 138,149 shares owned directly, 26,675 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(2) Reflects 206 shares owned directly, 4,588 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 6,175 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(3) Reflects 28,364 shares owned directly, 14,498 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(4) Reflects 1,892 shares owned directly, 14,498 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(5) Reflects 11,577 shares owned directly, 14,498 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(6) Reflects 5,632 shares owned directly, 14,498 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(7) Reflects 26,583 shares owned directly and 14,498 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021.

(8) Reflects 10,919 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 22, 2021 and 22,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(9) Reflects 18,682 shares owned directly and 59,882 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(10) Reflects 44,514 shares owned directly and 80,114 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(11) Reflects 23,862 shares owned directly and 46,016 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(12) Reflects 4,782 shares owned directly and 14,483 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 22, 2021.

(13) Reflects 39,598 shares owned directly.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports and related representations by the Reporting Persons, we believe that all Section 16(a) reports were filed timely in 2020, except that, due to an internal administrative error at the Company, the Form 4 relating to the withholding of vested shares to cover income tax liabilities for Kimberley A. Elting’s September 5, 2018 grant of restricted stock was filed four business days late.

INFORMATION ABOUT OUR executive officers

Our executive officers are listed and described below, together with a former executive officer whose compensation arrangement is described herein. Messrs. Serbousek, Rice, Kenny, Gonsalves, and Bianchi and Ms. Elting are referred to collectively throughout this proxy statement as our “named executive officers.”

Name	Age	Position
Jon C. Serbousek	60	President and Chief Executive Officer and Director
Douglas C. Rice	55	Chief Financial Officer
Kimberley A. Elting	56	Chief Legal and Development Officer
Kevin J. Kenny	56	President of Global Spine
Paul W. Gonsalves	55	President of Global Extremities
Davide Bianchi	56	Former President of Global Extremities

Jon C. Serbousek. Mr. Serbousek joined Orthofix in August 2019 and became director, President and CEO in Nov. 2019. A seasoned executive with more than 30 years' experience in the medical device and biotech industries, Mr. Serbousek served in several leadership positions at Biomet Inc., including Worldwide President of Biomet Biologics, Worldwide Group President of Orthopedics, and President of U.S. Orthopedics. Prior to joining Biomet, he held various general management positions within Medtronic Inc., including Worldwide Division President − Spine, and Worldwide Vice President and General Manager of Biologics for their Spine and Biologics business. Additionally, Mr. Serbousek spent 13 years with DePuy Orthopedics, a Johnson & Johnson company where he served in numerous roles of increasing responsibility, including Vice President of Marketing and Product Development and Vice President of Spinal Operations. Mr. Serbousek has held numerous board positions at for profit and not-for-profit organizations. He earned his BS in Engineering from Washington State University, his MS in Bioengineering from the University of Utah, and later completed several advanced management programs including a program at the IMD International School of Management in Lausanne, Switzerland.

Douglas C. Rice. Mr. Rice became the Company’s Chief Financial Officer in April 2015. He joined Orthofix as Chief Accounting Officer in September 2014 and was appointed to the position of Interim Chief Financial Officer later that month. Mr. Rice joined the Company from Vision Source, an international optometric network provider, where he had served since 2012 as Chief Financial Officer. Mr. Rice served as the Vice President Finance, Treasurer of McAfee, a security technology company, from 2007 to 2012, when it was acquired by Intel. From 2000 to 2007, he served as the Senior Vice President, Corporate Controller of Concentra, Inc., a national healthcare service provider. Mr. Rice’s over 30 years of finance experience also included finance leadership positions with la Madeleine, Allied Marketing Group as well as PricewaterhouseCoopers (formerly Coopers & Lybrand). He is a certified public accountant, and holds an MBA and BBA, with honors, from Southern Methodist University.

Kimberley A. Elting. Ms. Elting joined Orthofix as Chief Legal Officer in September 2016 and was named Chief Legal and Administrative Officer in 2017 and Chief Legal and Development Officer in 2020. In 2020, Kim assumed additional leadership responsibilities for Business Development and currently oversees the Legal, Business Development and Corporate Communications teams for the Company. Before joining the Company, she had served since 2013 as General Counsel and Vice President Corporate Affairs at TriVascular Technologies, Inc. In this role, she led the legal, compliance, human resources (HR) and government affairs functions. Between 2007 and 2012, she served in various roles of increasing responsibility with St. Jude Medical, including General Counsel and Vice President of HR and Health Policy for the Neuromodulation Division. She also previously was a partner at the Jones Day law firm where she counseled clients in the health care sector on mergers and acquisitions and regulatory matters. A graduate of Ithaca College, Ms. Elting earned her Law Degree from the University of Denver and an LL.M. in Health Law from Loyola University Chicago.

Kevin J. Kenny. Mr. Kenny became President, Global Spine, in December 2019. Mr. Kenny previously served as Vice President of U.S. Sales for Medtronic Spine and Biologics where he oversaw all sales functions for approximately 1,500 direct and non-direct sales personnel. During his nine-year tenure with Medtronic, Mr. Kenny held a variety of sales roles, each with increasing areas of responsibility. Mr. Kenny more recently served as the Chief Operating Officer for Cardiovascular Systems Incorporated where he drove business strategies focused on developing and commercializing new products worldwide. Earlier in his career, Mr. Kenny served as Vice President of Sales for Bausch and Lomb and also held various sales leadership roles with B. Braun/McGaw, a worldwide manufacturer and distributor of medical devices. Mr. Kenny serves on the board of directors for the Medical Device Manufacturers Association. He earned his B.S. in Business Administration from California State University in Sacramento, CA.

Paul W. Gonsalves.  Mr. Gonsalves became President, Global Extremities, in September 2020.  He joined Orthofix from Integra LifeSciences, a global provider of regenerative technologies, neurosurgical and extremity orthopedic solutions, where he served as Chief Commercial Officer.  With more than 30 years of industry experience and proven leadership, he has led global teams in the successful development and execution of innovative strategies focused on driving commercial optimization.  Mr. Gonsalves previously served as the Senior Vice President, Enterprise Sales and Corporate Marketing at Integra LifeSciences where he led the company’s creation of an enterprise sales organization to expand portfolio contracting and corporate marketing. Prior to this. Mr. Gonsalves held position of Senior Vice President and Chief Transformation Officer with AccentCare, Inc.  Additionally, he served as Vice President and General Manager of Primary Care at Novartis Pharmaceuticals Corporation. Mr. Gonsalves was also the Corporate Vice President of Sales Business Process Improvement and Strategic Initiatives for WellCare Health Plans Inc.  Early in his career, he held various roles of increasing commercial responsibility with GE Healthcare.  He earned his B.S. in Management from Rutgers University School of Business in Camden, New Jersey.

Davide Bianchi. Mr. Bianchi served as President, Global Extremities, from 2013 until his departure on April 1, 2020. In accordance with the terms of his Swiss-law governed employment contract, he continued on “garden leave” status with the Company’s Swiss subsidiary until his departure as an employee from such subsidiary as of October 1, 2020.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our Bylaws provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. The Board is currently comprised of nine seats, though two currently serving directors, Ronald A. Matricaria and Maria Sainz, are not standing for re-election at the Annual Meeting, and we have nominated Catherine M. Burzik to begin serving as a new director as of the Annual Meeting. Consistent with the foregoing, the Board has resolved to set the size of the Board at eight seats effective as of the Annual Meeting.

Directors are elected at each annual meeting of shareholders by a majority of the votes cast with respect to the director, provided, however, that directors shall be elected by the vote of a plurality of the votes cast if (i) the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for directors set forth in our Bylaws, which nomination is not subsequently withdrawn, or and (ii) the number of nominees for election to the Board of Directors at such meeting exceeds the number of directors to be elected. For purposes of this standard, a “majority of the votes cast” means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. The Company has not received any director nominations from stockholders for this year’s Annual Meeting, and the number of nominees is equal to the number of directors to be elected at the Annual Meeting. As such, a “majority of the votes cast” will be the standard for election at the Annual Meeting.

Under our Bylaws, if an incumbent director is nominated in an uncontested election, the director nominee is required, as a condition of the director’s nomination, to submit a conditional and irrevocable letter of resignation to the Chairman of the Board. If an incumbent director nominee does not receive a majority of the votes cast, the Nominating and Governance Committee of the Board is required to make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of certification of the election results. The director whose resignation is being considered may not participate in the recommendation of the Nominating and Governance Committee or the Board’s decision.

It is our policy that all directors attempt to attend the Annual Meeting, and at last year’s meeting, all currently serving directors attended telephonically. We expect that all directors will attend this year’s meeting in person.

The Board meets at least four times per year in person at regularly scheduled quarterly meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone or video conference as events require. The Board met seven times during 2020, five of which were in-person or virtual meetings. The Board has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Compliance and Ethics Committee and the Nominating and Governance Committee. During 2020 every director attended 75% or more of the aggregate of all meetings of the Board and the Committees on which he or she served held during the period for which he or she was a director or Committee member, as applicable.

Of our eight director nominees, the Board has determined that each of Ms. Burzik, Mr. Hannon, Mr. Hinrichs, Mr. Lukianov, Ms. Marks, Mr. Paolucci, and Mr. Sicard are independent under the current Nasdaq listing standards. Mr. Serbousek is not considered independent, as he also serves as the Company’s President and Chief Executive Officer. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 52.

Board Leadership Structure

Mr. Matricaria, who is an independent director, currently serves as the Chairman of the Board, though he is not standing for re-election at the Annual Meeting. It is the Board’s intent that, if elected, Ms. Burzik, who will be an independent director, will be appointed as Chair of the Board.

Mr. Serbousek, who is also a director, serves as the Company’s President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves the Company’s shareholders at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our independent Chairman focuses on leadership of the Board.

The Audit and Finance Committee

Our Audit and Finance Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit and Finance Committee’s report for 2020 is printed below at page 75.

The Board has adopted a written charter for the Audit and Finance Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit and Finance Committee met nine times during 2020 (either in-person or virtual meetings).

Mr. Hinrichs, Mr. Lukianov and Mr. Sicard currently serve as members of the Audit and Finance Committee, with Mr. Hinrichs serving as Chair. Under the current rules of Nasdaq and pursuant to Rule 10A-3 of Schedule 14A under the Exchange Act, all of the committee members are independent. The Board has determined that Mr. Hinrichs is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers, including all elements of compensation. The committee administers our Amended and Restated 2012 Long-Term Incentive Plan (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards, together with its predecessor, the 2004 Long-Term Incentive Plan (under which some grants made prior to 2013 remain outstanding) (the “2004 LTIP”). In addition, the committee administers our Second Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase shares of Company common stock.

The Compensation Committee met five times during 2020 (either in-person or virtual meetings).

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Lukianov, Mr. Paolucci and Ms. Sainz currently serve as members of the Compensation Committee, with Mr. Paolucci serving as Chair. All of these members (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of Nasdaq and (ii) satisfy the qualification standards of Section 162(m) of the Code, and Section 16 of the Exchange Act. Ms. Sainz is not standing for re-election at the Annual Meeting; Messrs. Lukianov and Paolucci will continue serving as members of the committee following the Annual Meeting.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2020, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Compliance and Ethics Committee

The Compliance and Ethics Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program and the Company’s global compliance with various international and domestic laws and regulations, including those related to the U.S. Food and Drug Administration and requirements of the U.S. Foreign Corrupt Practices Act and other applicable global anti-corruption laws. The committee also assists the Board in overseeing the Company’s compliance with the Company’s own Corporate Code of Conduct, policies and procedures.

The Compliance and Ethics Committee met four times in 2020 (either in-person or virtual meetings).

The Board has adopted a written charter for the Compliance and Ethics Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Hannon, Ms. Marks, and Ms. Sainz currently serve as members of the Compliance and Ethics Committee, with Ms. Sainz serving as Chair. All of these members have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC. Ms. Sainz is not standing for re-election at the Annual Meeting. The Board has resolved that, as of the Annual Meeting, Mr. Sicard will be appointed as a third member of the committee, and Mr. Hannon will be appointed Chair of the committee.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each annual meeting of shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning, and makes recommendations to the Board in connection with succession planning. The committee oversees the Board’s annual evaluation process, which includes the completion of questionnaires covering the Board, each committee and individual director performance. The committee oversees the Company’s enterprise risk management program, reviews risk assessments, and receives reports from management on risk areas and mitigation plans. In addition, the committee oversees the Company’s ESG programs, reviews gap analysis, survey results and receives reports from management on ESG matters.

The Nominating and Governance Committee met four times in 2020 (either in-person or virtual meetings).

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Hinrichs, Ms. Marks, and Mr. Paolucci currently serve as members of the Nominating and Governance Committee, with Ms. Marks serving as Chair. All of these members have been determined by the Board to be independent under the current rules of Nasdaq and the SEC.

Board’s Role in Risk Oversight

The Board plays an important role in overseeing various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit and Finance Committee oversees our financial statements, the Compliance and Ethics Committee assists in the Board’s oversight of compliance with certain legal and regulatory requirements, and the Nominating and Governance Committee oversees and receives reports on the Company’s enterprise risk management program. The Board believes the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Development Officer, and Chief Ethics and Compliance Officer, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person or virtual Board meetings on committee activities from each committee Chair. In addition, the senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to the Board. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its oversight of the enterprise risk management program and its ongoing strategic planning process.

Cybersecurity Risk Management

The Nominating and Governance Committee regularly reviews the Company’s cybersecurity and other IT risks, controls and procedures, including plans to mitigate cybersecurity risks and respond to data breaches. The Nominating and Governance Committee periodically receives reports at its regularly scheduled meetings from the Chief Information Officer and Director of IT Security and Controls on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen the Company’s IT systems, assessments of the Company’s security program and the emerging threat landscape.

Corporate Code of Conduct

Our Corporate Code of Conduct is the Company’s code of ethics applicable to all directors, officers and employees worldwide. The goals of our Corporate Code of Conduct, as well as our general corporate compliance and ethics program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Corporate Code of Conduct, and (v) accountability for adherence to the Corporate Code of Conduct. Our Corporate Code of Conduct applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Corporate Code of Conduct, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Corporate Code of Conduct to appropriate personnel or a hotline we have established.

Our Corporate Code of Conduct is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Hedging and Pledging Policies

Under the Company’s insider trading policy, all directors, executives and employees are prohibited from engaging in hedging transactions involving the Company’s common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, all such persons are prohibited from holding the Company’s common stock in a margin account or otherwise pledging such shares as collateral for a loan.

Shareholder Communication with the Board

To facilitate the ability of shareholders to communicate with the Board, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, The Board of Directors, c/o Mr. Ronald A. Matricaria, Chairman of the Board, Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Matricaria reviews all correspondence addressed to the Board and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Matricaria, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and life science industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to The Board of Directors, Chair of the Nominating and Governance Committee of Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last annual meeting of shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the Annual Meeting.

CORPORATE RESPONSIBILITY

Orthofix is committed to embedding sustainability throughout our business. We believe that all stakeholders must be considered in our actions every day. We approach issues surrounding sustainability with a mindset that is focused on providing superior solutions to physicians worldwide to improve the lives of patients. At the same time, we never lose sight of growing our businesses, developing our people, and enhancing our communities.

Our People: We demonstrate our commitment to providing equal and equitable opportunities to all employees through training, mentoring, education, and an inclusive culture. We engage our employees through our Moving 4ward Program, which was created to improve diversity, equality and inclusion, and through the Orthofix Women’s Network, which strives to support the women of Orthofix around the globe in the areas of development, mentoring and engagement. This belief extends to our board of directors, where women serve as chairs on two of our four Board committees. We were also happy to recently announce that Cathy Burzik has been nominated to Chair the Orthofix Board of Directors. Additionally we have three women represented on our executive leadership team.

Community Involvement: We support a variety of charitable organizations through donations, fundraising efforts, educational partnerships with colleges and universities, and local community development. Over the years, we have raised funds and awareness for veteran support groups, food and homebuilding organizations, and health-related institutions. In 2020, we initiated a global food drive in response to food shortages caused by the pandemic. Through employee donations and matching funds we provided meaningful support to 20 food banks around the world. Orthofix also partners with Donate Life America, a U.S.-based nonprofit organization that promotes the importance of organ, eye, and tissue donation. Additionally, we have an ongoing engineering partnership with the University of Texas, Dallas, enabling students to work on real life healthcare solutions as we invest in the next generation of engineers and business leaders.

Environmental Responsibility: We are committed to transitioning to lower carbon operations. We have begun to explore a decrease in our carbon footprint for the manufacturing and supply of our surgical instruments via single-use sterile packed instruments, and in 2020 launched a partnership with Neo Medical to distribute single-use sterile packed instrumentation for certain spine surgeries, and to develop single-use solutions for other procedures. These single-use sterile packed instruments eliminate high carbon cost of repeated shipping and sterilization, reducing our carbon footprint and improving the spinal surgery ecosystem with value-based care and sustainable technology solutions. In addition, Orthofix recently launched a free recycling program for our patients using Bone Growth Stimulators in order to reduce the number of devices that end up in landfills after use, the first program of its kind for bone growth therapy devices. We also embed the principles of advancing a circular economy into our ESG practices globally through our in-office recycling program, including recycle/reuse and a commitment to eliminate Styrofoam. Additionally, our facilities have energy efficient HVAC systems and we transitioned our Lewisville, Texas location to 100 percent sustainable energy in March 2020.

Governance: It is our fundamental policy to conduct business in accordance with the highest ethical and legal standards. We have a comprehensive compliance and ethics program to promote lawful and ethical business practices throughout our domestic and international businesses and offer compliance education training to all of our employees. Similarly, we require that our suppliers adopt sound human rights practices designed to treat workers fairly and with dignity and respect. We responsibly manage and influence the impacts of our distributors through our robust compliance and governance training.

Orthofix’s website contains information on our environmental and social policies and programs, including the following:

Conflict Minerals Report: We maintain a Conflict Minerals Report to ensure high standards of corporate responsibility, and we take seriously the ending of the violence and human rights violations currently taking place in the Democratic Republic of the Congo (“DRC”) and surrounding countries.

Environmental, Health and Safety: We maintain an environmental, health and safety policy, communicated within our Corporate Code of Conduct, that seeks to promote the operation of our business in a manner that is environmentally responsible and protective of the health and safety of both our employees and the public. As a result of these policies, the Company reported zero work related injuries in the U.S. in 2020, which is lower than the industry average reported by the Occupational Safety and Health Administration (“OSHA”).

Code of Conduct: We maintain a Corporate Code of Conduct that is applicable to all our directors, officers, and employees. The Code of Conduct sets forth our policies and expectations on several topics, including conflicts of interest, compliance with laws, human rights, use of our assets, business conduct and fair dealing. All employees, directors and our sales distributors participate in annual training on the Corporate Code of Conduct and related Company policies.

Sustainability: We maintain comprehensive policies that guide our approach to environmental and social risk management within our Corporate Code of Conduct. Areas of focus include our corporate compliance with responsible hazardous waste protocols, recycling, emergency preparedness, and programs to enhance and promote environmental stewardship.

COVID-19 Response

We recognize that as a responsible global operator, it is our obligation to ensure the safety of our stakeholders. In addition to our above principles, in 2020:

 • We assessed and managed the risks associated with our activities to protect our employees and ensure product availability for our surgeon customers and their patients during the COVID-19 pandemic.

•We committed to the responsible oversight of our workforce and their safety as evidenced by our implementation of health pre-screens for our facilities and patient and customer interactions, the transition of many of our employees to remote work from home arrangements, upgrades to HVAC filters, installation of plastic shields for office cubes, required use of a mask in common areas and social-distancing protocols in offices and meeting rooms, the launch of a communications campaign to promote safe practices and keep our employees informed, and other initiatives.

•We continue to engage our employees globally through structured confidential surveys to identify current COVID-19 concerns and provide communication updates on a regular basis.

•We have successfully engaged our surgeon customers and other stakeholders through the offering of virtual training sessions on the safe and effective use of our products. In 2020, more than 12,000 surgeons, healthcare providers, distributors and employees were trained via these offerings.

Engagement with Shareholders

Orthofix routinely engages with our shareholders to better understand their views, carefully considering the feedback we receive and acting when appropriate. We review the results of the annual advisory vote on executive compensation in making determinations about the structure of Orthofix’s pay program, or whether any changes to the program should be considered.

For more information:

Our corporate website: https://ir.orthofix.com/governance/corporate-sustainability/default.aspx

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Our policy, which is set forth in our Corporate Code of Conduct and Audit and Finance Committee charter, is that the Audit and Finance Committee will review and approve all related person transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Other than as described in the paragraph below, the Company has not had any related party transactions meeting this threshold since the beginning of 2020.

On February 2, 2021, the Company entered into a technology assignment and royalty agreement with a medical device technology company partially owned and controlled by the wife of President and Chief Executive Officer, Jon Serbousek, whereby the Company acquired the intellectual property rights to certain assets for consideration of up to $10.0 million. Consideration is comprised of $1.0 million due at signing and $9.0 million in contingent consideration, dependent upon multiple milestones, such as receipt of 510(k) clearance and the attainment of certain net sales targets. In addition, the Company will pay a royalty of 2% to 4% on net sales, commencing upon commercialization of the acquired assets. The transaction was approved by the Company’s Audit and Finance Committee, with the Audit and Finance Committee directly supervising and directing the negotiation of the transaction by Company employees who reported directly to the committee in connection with such negotiations. Mr. Serbousek was excluded from such discussions and did not participate in the negotiation or evaluation of the transaction. Mr. Serbousek is also being excluded from the administration and implementation of the agreements and the transactions contemplated thereby, all discussions or disputes with the counterparty in connection with the agreement, the transactions contemplated thereby, or the administration or implementation thereof, oversight of the Company’s development and commercialization activities in relation to the acquired technology, and all other matters relating to the relationship between the Company and the counterparty.

Compensation Discussion and Analysis

Executive Overview

We focus our compensation program for our named executive officers (“NEOs”) and other executives on financial, strategic and operational goals established by the Board of Directors to create value for our shareholders. Our guiding compensation principle is to pay for performance. Our compensation program is designed to motivate, measure, and reward the successful achievement of our strategic and operating goals without promoting excessive or unnecessary risk taking.

Once again in 2020, a significant portion of our NEOs’ compensation was delivered in equity-based awards. Fifty percent of the equity-based awards was delivered via performance stock units (which only vest based upon the Company’s total shareholder return relative to a peer group over a three-year performance period), while the other fifty percent of the equity awards was equally delivered via time-based vesting awards (consisting of restricted stock units and stock options).

In addition, a significant portion of our NEOs’ cash compensation was at risk pursuant to our annual incentive program. The Compensation Committee typically designs the annual incentive program around challenging financial performance goals that measure fiscal year financial performance. However, in 2020, the COVID-19 pandemic presented unique challenges, and the Committee recognized during the first half of 2020 that the original performance goals it had set early in the year would not be achievable solely as a result of external events caused by the pandemic. As a result, the Committee determined in June 2020 to instead make 2020 executive incentive plan bonus achievement determinations based on the Committee’s assessment at the end of the year of the management team’s collective performance under the unique and fluid circumstances that existed. The Committee’s analysis and determinations are described further below.

In April 2020, as a precautionary measure to increase the Company’s cash position and preserve financial flexibility in response to the initial uncertainty of the COVID-19 pandemic, the Company temporarily suspended the 401(k) match program through December 31, 2020. The 401(k) match program was reinstated in January 2021. In addition, the Company instituted temporary salary reductions for U.S. employees and fee reductions for the Board of Directors (a 20% reduction for NEOs and board members), which were in effect for two months during the second quarter of 2020.

The Committee believes that its overall compensation program for NEOs follows through on the Committee’s pay-for-performance philosophy.

Notable financial results and accomplishments in 2020 include the following:

•	Net sales were $406.6 million, a decrease of 11.6% compared to prior year
•	U.S. Spinal Implants net sales of $77.8 million, an increase $4.9 million, or 6.7%
•	U.S. Motion Preservation net sales of $18.4 million, an increase of $14.3 million
•	Net cash from operating activities of $74.3 million, an increase of $42.2 million, despite challenges resulting from the COVID-19 global pandemic
•	Borrowed $100.0 million against the secured revolving credit facility to navigate the uncertain macro-environment as a result of COVID-19 and fully repaid all borrowings in the third quarter
•	Entered into an investment and co-development partnership with Neo Medical SA for single-use sterile packed procedure solutions

•	Acquired the FITBONE intramedullary lengthening system, which generated $1.9 million in 2020 net sales, and subsequently received FDA clearance for pediatric indication
•	Improved structure and leadership by completing the hiring of key positions, including a Global President of Extremities; VP, U.S. Sales, Spinal Implants and Biologics; and SVP of Enterprise Strategy
•	Executed a realignment of our facilities to ensure we met demand while optimizing inventory management strategy
•

Continued our product innovation with the launches of several product lines, including the FIREBIRD SI Fusion System, the O-GENESIS bone graft delivery system, and the AlloQuent Structural Allograft Q-Pack

Consistent with shareholder interests and market best practices, our executive compensation program includes the following sound governance features:

What we do:

✓	Align a significant amount of executive pay with overall performance of the business and the Company’s common stock
✓	Set meaningful performance targets for annual and performance-based awards, approved by the Compensation Committee
✓	Discourage unnecessary and inappropriate risk taking, including obtaining an annual independent risk assessment analysis
✓	Maintain robust stock ownership guidelines for our executive officers and directors (including 5x salary for CEO)
✓	Maintain an incentive compensation clawback policy for executive officers
✓	Provide for “double-trigger” change in control vesting on all equity grants to executive officers, and no “single-trigger” cash or similar payment rights upon a change in control
✓	Retain an independent compensation consultant who conducts an annual benchmarking of our compensation against industry peer group
✓	Include caps on annual cash incentive plan payments and shares earned under performance-based stock awards
What we don’t do:
X	Pay dividends or dividend equivalents on stock options, time-based vesting stock awards, or unearned performance-based vesting stock awards
X	Maintain employment agreements with executive officers (unless required by law)
X	Pay excise tax gross-ups for change in control payments
X	Reprice stock options
X	Provide excessive perquisites
X	Permit hedging or pledging of our securities by employees, executive officers, or directors

Compensation Guiding Principles and Philosophy

The Compensation Committee (referred to throughout this Compensation Discussion and Analysis as the “Committee”) is comprised solely of independent directors. The Committee recommends to the Board for determination by the Board, the President and Chief Executive Officer’s compensation, and discharges the responsibilities of the Board relating to all compensation of the Company’s other executive officers (including equity-based compensation for both executive officers and other key employees). The Committee guides itself in large part by the Executive Compensation Guiding Principles. These guiding principles include an executive compensation philosophy for executives that reflects a meaningful “pay-for-performance” philosophy and seeks to align compensation payouts with the goals of growing our business and increasing shareholder value.

The Executive Compensation Guiding Principles were affirmed by the Committee in June 2020. These guiding principles are as follows:

•	Each compensation element should be competitive within the medical device industry (anchored to a target market position) but also tailored to Orthofix’s individual circumstances and business needs.
•	Variable compensation should provide significant leverage (upside and downside) so that payouts are commensurate with performance and aligned with shareholders.
•	Each compensation element should support Orthofix’s business strategy and hiring objectives of attracting, retaining and motivating top talent.
•

The Committee will have responsibility for all compensation decisions related to executive officers, who are Section 16 reporting persons (referred to collectively as the Section 16 executive officers).

•

Management will have responsibility for compensation decisions related to all executives of the Company who are not Section 16 executive officers, subject to limits established by the Committee (e.g., long-term incentive awards and change in control agreement participation).

•	The Company’s executive compensation program should be easily understood by employees.

Management is responsible for effectively communicating the design and administration of the program to employees. Consistent with these principles, the Committee’s compensation philosophy is to fairly compensate executive officers with an emphasis on providing incentives that balance our short- and long-term objectives. As described in more detail below, achievement of short-term financial performance goals is rewarded through annual cash incentive payouts, while grants of performance share units, and time-based vesting stock options, restricted stock and restricted stock units, encourage executive officers to focus on achieving longer-term goals and sustained increases in shareholder value. The Committee retains full discretion to make compensation decisions that differ from the Executive Compensation Guiding Principles, especially when special retention, recruitment or other factors suggest that such changes are in the best interests of the Company and its stockholders.

In implementing this overall “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. These variable elements consist of the Company’s annual cash incentive plan, which is intended to reward executive officers for achieving specific financial performance goals during the fiscal year, as well as a long-term incentive plan that consists of stock options (25% of an executive’s total long-term incentive equity award), balanced with both performance-based (50%) and time-based vesting (25%) stock awards. The Committee seeks to provide payouts through the annual cash incentive plan based on actual performance relative to pre-established financial performance goals reflecting strong financial performance by the Company and its business units. The Committee also seeks to align executives’ interests with shareholders via grants of equity compensation, as the value of these awards is directly commensurate with the fluctuations in the value of the Company’s common stock. In addition to variable compensation programs, executives also receive health and welfare benefits (including our 401(k) plan) that are generally consistent with those provided by our peer group and with the level of health and welfare benefits provided to all Company employees.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating executive compensation, including the total compensation packages for our Section 16 executive officers. The Committee is also responsible for administering the Company’s equity incentive plans and other executive compensation policies and programs. The Committee specifically considers and approves the compensation for the executive officers and recommends for approval of the Board the compensation for the Chief Executive Officer. The Chief Executive Officer is prohibited from being present during Committee or Board voting or deliberations with respect to his or her own compensation arrangements. The Committee also is responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on the President and Chief Executive Officer to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The charter is available on our website at www.orthofix.com.  Messrs. Lukianov and Paolucci and Ms. Sainz currently serve as the members of the Compensation Committee, with Mr. Paolucci serving as Chair. Ms. Sainz is not standing for re-election at the Annual Meeting; Messrs. Lukianov and Paolucci will continue serving as members of the committee following the Annual Meeting

Each member of the Committee is an independent, non-employee, non-affiliated, outside director. The Committee has furnished its report below.

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential financial performance targets and actual performance under our annual cash incentive program as well as possible equity incentive grants. The Committee then reviews this information in connection with it setting annual incentive targets, or making equity compensation grants. Under the Executive Compensation Guiding Principles, management is responsible for compensation decisions related to all executives who are non-Section 16 officers, subject to limits established by the Committee (e.g., long-term incentive awards and change in control agreement participation). In this context, the President and Chief Executive Officer has general oversight for the non-executive officer employee compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer also provides the Committee with additional input, perspective, and recommendations in connection with the Committee’s salary determinations for executive officers. The President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Development Officer, and Vice President of Human Resources frequently attend meetings of the Committee in these respective capacities. These individuals are excluded from any Committee or Board deliberations or votes regarding their own compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Mercer LLC (“Mercer”) as its outside compensation consultant since September 2017.

In its role as compensation consultant, Mercer, at the Committee’s request, periodically conducts reviews and recommends updates to our executive officer and director compensation programs and long-term incentive practices.

In connection with their engagement, Mercer reported to the Committee regarding its independence based on the six factors outlined in SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors and concluded that Mercer is independent and that its engagement by the Committee raised no conflicts of interest.

Peer Group Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. The Committee engages Mercer to conduct an annual executive compensation analysis that provides market competitive levels of total compensation. The assessment used in connection with setting 2020 compensation, which was completed and presented in December 2019, compared Orthofix executive officer compensation levels in comparison with market data to determine whether compensation levels for our executive officers remain consistent with market practice and our compensation philosophy. In conducting the assessment, Mercer made comparisons to our peer group and survey data including companies in the life sciences/medical devices industries and technology companies.

In conducting the benchmarking, Mercer utilized a selection of 18 peer companies. This selection of peer companies, or “peer group,” originally was approved by the Committee in the fall of 2017, and was further updated in December 2018 and December 2019. The members of the peer group were selected for inclusion principally because of their overall similarity to Orthofix in terms of annual revenue, industry sector/sub-sector, medical technology product lines and international penetration. The peer group consists of the following medical technology and device manufacturers and distributors, which we compete against for executive talent.

ABIOMED, Inc.	Integer Holdings Corporation

AngioDynamics, Inc.	Integra LifeSciences Holdings Corporation

AtriCure, Inc.	LivaNova PLC

Avanos Medical, Inc.	Merit Medical Systems, Inc.

Cardiovascular Systems, Inc.	Nevro Corp.

CONMED Corporation	Natus Medical Inc.

CryoLife, Inc.	NuVasive, Inc.

Haemonetics Corporation	RTI Surgical Inc.

ICU Medical Inc.	Wright Medical Group N.V.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory, non-binding vote on executive compensation (a “say-on-pay proposal”), and subsequently evaluates these results. At the 2020 annual meeting, the Company’s say-on-pay proposal was supported by 95.4% of shares represented at the meeting, which we believe supports the Company’s “pay-for-performance” approach to executive compensation. The Committee evaluated the results of the vote in September 2020.

The Committee believes that the voting results over the course of the last several years (which has included 90% or greater approval votes at each of the Company’s last five annual meetings of shareholders) affirm shareholders’ overall support of the Company’s approach to executive compensation, including continuing efforts by the Committee during that time to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as aligning executive compensation with the interests of shareholders and good corporate governance. In addition to responding to the input of shareholders, the Committee also has considered many other factors in designing and evaluating the Company’s executive compensation programs, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic analysis of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is evaluated in the context of the Committee members’ fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors informed the Compensation Committee’s decisions regarding named executive officers’ compensation for 2020. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;
•	performance-based cash incentives in the form of annual bonuses; and
•	long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of an executive officer’s total compensation should be in the form of salary, target annual cash bonus opportunity and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our Executive Compensation Guiding Principles, will assist the Committee in meeting its compensation objectives. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, target bonus opportunity and long-term equity-based incentive compensation. In addition, as further described below, we sometimes grant one-time bonuses and stock awards in connection with new hires and promotions, or for retention or special recognition purposes.

The charts below show the annual total target direct compensation (full-year base salary, target annual cash incentive compensation and long-term equity incentive compensation awards) for our President and Chief Executive Officer and our other named executive officers for 2020. These charts illustrate that a significant portion of our named executive officer total target direct compensation was performance-based or variable.

* Graph excludes compensation for Davide Bianchi, our former President of Global Extremities

 Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers proxy peer data and/or market survey data for each individual person, with the midpoint of the salary range being the 50th percentile of the market. The Committee positions actual base salary within the salary range based upon an executive’s experience, performance and contribution to Orthofix’s success. The Committee endeavors to use the full width of the salary range to differentiate pay.

In 2020, as a precautionary measure to increase the Company’s cash position and preserve financial flexibility in response to the initial uncertainty of the COVID-19 pandemic, the Company instituted temporary salary reductions for U.S. employees (including a 20% reduction for  named executive officers) and fee reductions for the Board of Directors, which were in effect for two months during the second quarter of 2020.

The 2019 and 2020 annual base salary amounts for our named executive officers were as follows. (The actual base salary amounts paid to named executive officers, after giving effect to the 2-month salary reduction that occurred in the second quarter of 2020, is set forth in the Summary Compensation Table on page 35).

Name	Title	2019 Annual Base Salary		2020 Annual Base Salary(1)		Percentage Increase
Jon C. Serbousek	President and Chief Executive Officer	$750,000	(2)	$750,000		0.0%
Douglas C. Rice	Chief Financial Officer	$432,600		$450,000		4.0%
Kimberley A. Elting	Chief Legal and Development Officer	$426,400		$450,000		5.5%
Kevin J. Kenny	President of Global Spine	N/A		$440,000		—
Paul W. Gonsalves	President of Global Extremities(2)	N/A		$400,000	(3)	—
Davide Bianchi	Former President of Global Extremities(4)	CHF 412,000	(4)	(4)		—

(1) Amounts shown for 2020 annual base salaries do not reflect the temporary salary reduction that was in place for two months in 2020 in response to the initial uncertainty of the COVID-19 pandemic.

(2) Annual base salary amount shown for 2019 reflects Mr. Serbousek’s annual base salary following his promotion to President and Chief Executive Officer on November 1, 2019.

(3) Reflects the annual base salary amount for Mr. Gonsalves, who was hired on September 11, 2020, rather than actual wages paid in 2020.

(4) Mr. Bianchi is paid in Swiss Francs (CHF).  Mr. Bianchi had an annual base salary of CHF 412,000 while serving as President of Global Extremities in 2020. For his time as an employee in 2020, from January 1, 2020 until his departure date of October 1, 2020, following the conclusion of his “garden leave” status, Mr. Bianchi received total base salary payments of CHF 310,108.  Based on the average exchange rate of CHF to U.S. Dollars applicable during the time of his service of 1.0527, the amounts shown in the table would be $433,712 and $326,451, respectively.

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of an annual performance-based cash bonus. These bonuses are provided through our annual cash incentive program, which seeks to align any payout to an executive officer with actual financial performance of the Company relative to pre-established financial performance targets.

The Committee is responsible for approving the annual bonus plan design every year. At the outset of each year the Committee establishes target financial performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below. The plan design, metrics, and threshold, target, and maximum goals support the annual corporate operating plan for the year.

As it has done in recent years, the Committee established and approved performance goals at the outset of 2020, which goals were based on net sales and EBITDA targets derived from the Company’s internal budget and financial forecast. Beginning in late March 2020, the Company’s sales were suddenly and severely affected by the onset of the COVID-19 pandemic and accompanying government shutdown orders that, among other things, temporarily closed many surgery centers and resulted in the suspension of surgeries which utilize the Company’s products. As a result of these events, in early April 2020, the Company withdrew its previously provided public net sales and EBITDA guidance, as the extent, duration and severity of COVID-19’s impact was not determinable at such time.

As these events unfolded, the Committee recognized that the original performance goals it had approved would not be achievable, as these external events were of sufficient magnitude to render the original goals impossible to achieve under the larger medical device industry environment that then-existed. In early June 2020, the Committee determined that instead of using the original performance goals it had set at the outset of the year, it would instead make 2020 executive incentive plan bonus achievement determinations based on the Committee’s assessment at the end of the year of the management team’s collective performance under the unique and fluid circumstances that existed.

In reaching this conclusion, the Committee considered several factors, including (i) the difficulty of establishing new financial metric targets at the time due to the fluid and uncertain environment (which environment at the time prevented the Company from providing public financial guidance), (ii) the need to maintain executive and employee engagement and morale through the challenging environment, and (iii) the Committee’s belief that the management team’s performance during the initial acute phase of the pandemic up to that point evidenced extraordinary efforts and commitment towards the Company’s success during this period (including the maintenance of business continuity during an environment that required a sudden shift to a remote working environment).

In January 2021, the Committee evaluated the management team’s performance for the full year of 2020 and determined that it would be appropriate to award 100% of target bonus opportunity (without giving effect to temporary salary reductions in Q2) for all bonus eligible employees (including the NEOs) under the 2020 incentive plan. In addition to consideration of the factors described above, the Committee assessed the year's performance versus qualitative objectives that had been contained in Board-approved corporate objectives for the 2020-2021 period, which qualitative objectives had been set at the outset of 2020. The Committee noted that the management team had successfully completed a series of previously Board-approved objectives, including (i) a revitalization of organizational leadership, (ii) new communications plans, (iii) business development process improvements, (iv) an integration of the Company’s early 2020 acquisition of the FITBONE® intramedullary lengthening system, (v) improvements in the Company’s Spine business channel strategy, (vi) adjustments to the Company’s product strategies to better fulfill unmet market needs, and (vii) improvements to the Company’s global supply chain to better serve customers. The Committee also considered the management team’s stewardship of the Company’s resilient overall financial performance in the difficult environment, including that such stewardship from March 2020 through December 2020 helped the Company’s stock price regain during such period substantially all of the sharp decline that had occurred between late February 2020 and mid-March 2020, thereby providing substantial value to shareholders who otherwise could have suffered a significant financial loss on their investment due to the sudden and negative effects of the pandemic.

Aggregate Payouts

These resulting payouts of the annual incentive program are described in the table below:

Name	2020 Base Salary Amount	Target Bonus Percentage of Salary	Weighted Percent Achievement	Total Annual Incentive Plan Bonus
Jon C. Serbousek	$ 750,000	100%	100.0%	$750,000
Douglas C. Rice	$ 450,000	70%	100.0%	$315,000
Kimberley A. Elting	$ 450,000	70%	100.0%	$315,000
Kevin J. Kenny	$ 440,000	70%	100.0%	$308,000
Paul W. Gonsalves	$ 400,000	70%	100.0%	$85,918	(1)
Davide Bianchi	CHF 310,108	70%	100.0%	CHF 216,300	(2)

(1) Mr. Gonsalves was hired as President of Global Extremities on September 11, 2020. As such, his annual incentive bonus plan payout for fiscal year 2020 represents a pro-rata portion of his agreed upon bonus percentage based upon the partial year of service provided in fiscal year 2020.

(2) Mr. Bianchi is paid in Swiss Francs (CHF).  His annual incentive bonus plan payout for fiscal year 2020 was based upon his pro-rated salary received for his time as an employee in 2020.

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Long-Term Equity-Based Incentives

Long-Term Incentive Plan – 2012 LTIP

In accordance with the Executive Compensation Guiding Principles, the creation of sustainable shareholder value by means of equity incentive awards is a very important element of the total compensation provided to executive officers.

Our primary equity compensation plan is the 2012 LTIP, which our shareholders most recently approved in July 2018. As of April 22, 2021, 687,315 shares remained available for grant pursuant to this plan. As further described under “Proposal 3: Approval of Amendment No. 2 to the Amended and Restated 2012 LTIP,” at the Annual Meeting, the shareholders will be asked to consider, and, if thought fit, approve an amendment to the 2012 LTIP to replenish the shares available for awards under the plan by 1,200,000 shares. We request that shareholders support this proposal given that equity is a key component of our pay-for-performance philosophy and equity grants best align and engage our leadership team with shareholder value creation. One of our former executive officers continues to hold outstanding awards under our 2004 LTIP, although we no longer grant awards under this plan.

The Committee administers each of these plans and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee occasionally makes inducement grants (in accordance with applicable Nasdaq rules) to newly hired employees outside of shareholder approved plans, as it did in 2020 in connection with the hiring of Mr. Gonsalves, in 2019 with the hiring of Mr. Serbousek, and in 2018 in connection with the acquisition of Spinal Kinetics, Inc. These inducement grants have been made on terms that are substantially similar to grants under the 2012 LTIP.

In 2020, the Committee granted three types of equity incentive awards to executive officers: (i) time-based vesting stock options, (ii) time-based vesting restricted stock units (RSUs), and (iii) performance-based vesting stock units.

	Stock Options	RSUs	Performance Stock Units
Value Weighting	25%	25%	50%

Performance Conditions	Stock price appreciation	N/A	Total shareholder return (“TSR”) relative to the S&P Healthcare Equipment Select Industry Index

Term/Length	Ten years	Four years	Three-year performance period with additional one-year holding period

Vesting	Vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date	Vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date	Cliff vest after three years upon certification of results; subject to additional one-year holding period following vesting

	Stock Options	RSUs	Performance Stock Units
Payout	Upon exercise, participant acquires common shares at the previously defined exercise price	Participant acquires unrestricted shares of common stock upon vesting

Payment made in unrestricted shares of common stock at the end of the holding period

•Payouts at 50% of target for relative TSR performance at the 25th percentile

•Maximum performance capped at 200% of target for relative TSR performance at or above the 75th percentile; overall payouts (i.e., including both performance results and stock price appreciation) capped at five times the fair market value of the target award on the date of grant

•Vesting may not exceed 100% of target if actual TSR is negative during the performance period

In accordance with the Executive Compensation Guiding Principles, equity incentive awards currently follow the following principles:

•	Annual long-term incentive awards are delivered in a mix of the types of equity awards described in the preceding paragraph.
•	Annual long-term incentive awards are made to all Section 16 executive officers.
•	Annual long-term incentive award values are competitively positioned based on market data for comparable positions and individual performance.

Mr. Gonsalves joined the Company in September 2020, after the start of the 3-year performance period for the Company’s 2020 performance stock unit grants. As a result, all grants to Mr. Gonsalves in 2020 (which represent inducement grants he received at the time of hiring) were made via time-based vesting awards. However, for 2021, 50% of Mr. Gonsalves’ target equity compensation will be provided via performance stock units (with a 3-year relative total stockholder return performance criteria) and 50% will be provided via time-based vesting awards.

Time-Based Vesting Grants

Under the Company’s operative agreements with executive officers, the unvested portion of any time-based grant is forfeited if an employee voluntarily ceases employment prior to vesting. In the event that an employee is terminated by the Company without cause, any remaining unvested portion of the grant is forfeited. In the event an employee dies or suffers a long-term disability, the full grant vests. In all of the foregoing circumstances, vested stock options are subject to a limited post-employment exercise period, which ranges from 3 to 18 months depending on the circumstance. In the case of stock options held by employees who remain continuously employed, the options expire and are no longer exercisable 10 years from the grant date. Should a change in control occur while a grantee remains employed, unvested portions of the grant will accelerate only if the employee separates from employment in specific circumstances within 24 months of the change in control.

Performance-Based Vesting Grants

In recent years, the Committee has actively worked with its compensation consultant to implement performance-based vesting equity grants. Performance-based awards that remained eligible to be earned as of December 31, 2020 are described below.

Performance Stock Unit Grants

Since 2017, the Committee has granted 50% of executive officer(s) total annual equity award value in the form of performance stock units (“PSUs”) that are earned based on the TSR of the Company’s common stock relative to other companies in an applicable industry index during a three-year performance period following the date of grant, with the change in share price during the performance period measured using the average closing price during the 20 days preceding each of the beginning and the end of the performance period. Since 2016, the Committee has used the S&P Healthcare Equipment Select Industry Index as the applicable industry index. Achieved vesting percentages are based on the following criteria:

Company's TSR Percentile Rank	Vesting Percentage
Below 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile	200% (maximum)

In the event that the Company’s TSR percentile rank for the performance period falls between any of the amounts set forth above (to the extent greater than the threshold and lower than the maximum), the vesting percentage will be determined by linear interpolation between such amounts.

The PSU award agreement provides that the vesting percentage may not exceed 100% if the Company’s absolute TSR during the performance period is negative. In addition, the vesting percentage is capped such that the PSU award will never trigger the issuance of shares with a vesting date fair market value of more than five times the fair market value of the target award on the date of grant. Following the end of the three-year performance period, the shares that vest are subject to a one-year holding period requirement. Generally, if an executive voluntarily ceases employment without “good reason” or “qualified retirement” eligibility prior to the end of the three-year performance period, the entire award is forfeited.

The three-year performance period for the Company’s 2016 grant of performance stock units concluded in June 2019. The Company achieved a cumulative TSR over the performance period of 16.45%, which ranked at the 25th percentile relative to the peer group. Per the terms of the award, this performance resulted in vesting of 50% of the target number of PSUs. The Committee certified the Company’s performance in relation to the specified index in July 2019. In accordance with the terms of the award, the shares were delivered in June 2020, 12 months after the conclusion of the performance period.

The three-year performance period for the Company’s 2017 grant of performance stock units concluded in June 2020. The Company achieved a cumulative TSR over the performance period of (24.29%), which ranked at the 19th percentile relative to the stated peer group, and thus did not meet the minimum threshold to vest in the award. As such, the awards were forfeited upon the conclusion of the performance period.

Equity Award Approval Process

The Committee currently reviews and approves dollar values for executive officer equity incentive grants at its March meeting, with the grant effective date being the first business day of April, and the number of shares/units underlying each award (and the exercise price for stock options) based on the closing price of the Company’s common stock on such effective date. However, in the case of PSUs granted in 2020, due to capacity limitations, all such grants of PSUs were deferred until June 8, 2020, following approval of the Company’s amendment to its LTIP. Prior to 2018, the Committee reviewed and approved annual grants in June, with grant dates occurring on or around July 1.

Generally, the Committee’s approval of annual equity incentive grants occurs at a time when the Company’s insider trading window for executives is open. However, in the event that grants are approved when such window is closed, the Committee does not seek to affect the value of grants by timing them in relation to the release or non-release of material public information.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites and other personal benefits, which have a collective value of less than $10,000 per year, except in the cases of our President and Chief Executive Officer, President of Global Spine, and President of Global Extremities, each of whom received relocation benefits in 2020 in excess of $10,000, in addition to other benefits as discussed within the Summary Compensation Table on page 35. Among other things, these perquisites and benefits include reimbursement for tax preparation expenses, estate planning expenses, an annual physical exam, and reimbursement of expenses relating to spousal travel in connection with one Board meeting per year. We believe our perquisites to be consistent with the market practices for similarly situated companies. Under our Executive Compensation Guiding Principles, the payment of any perquisite will generally require the approval of the Compensation Committee.

Other Plans

Executive officers participate in our health and welfare benefits (including our 401(k) plan) on the same basis as other similarly situated employees. In April 2020, as a precautionary measure to increase the Company’s cash position and preserve financial flexibility in response to the initial uncertainty of the COVID-19 pandemic, the Company temporarily suspended the 401(k) match program for all participants through December 31, 2020. The 401(k) match program was reinstated in January 2021.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation program:

•

Stock Ownership Guidelines Align Our Executive Officers and Directors with Shareholders — We have adopted stock ownership guidelines that apply to all of our executive officers and directors. The guidelines provide that the President and Chief Executive Officer should have an ownership in the Company’s common stock equal to five times his or her annual base salary, while all other executive officers (including executive officers who are not “named executive officers” in the proxy statement) should have ownership equal to two times his or her annual base salary. The guidelines provide that each director should have ownership equal to three times his or her annual cash retainer. In assessing progress towards or achievement of stock ownership guidelines, full credit is given under the guidelines for (i) common stock owned, (ii) unvested or unsettled time-based vesting restricted stock or units, and (iii) the unrealized gain on vested stock options, to the extent in-the-money. No credit is given for unvested stock options, out-of-the-money stock options or unvested performance vesting shares or units. The guidelines include a 5 year phase-in period from the date of appointment or election, as applicable, and progress towards meeting and maintaining these amounts is measured periodically. Subject to phase-in periods for recent appointments, all executive officers and directors are in compliance with the policy at the present time.

•

Independent Report Supports Committee’s Risk Assessment — The Committee annually assesses the relationship between the Company’s compensation policies and practices as to whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. At the Committee’s request, Mercer annually delivers a compensation-based risk assessment report. This report assesses potential risk that may be present in the design or administration of the Company’s compensation program. The most recent report, delivered in March 2021, found that the compensation program aligns overall with shareholder interests, rewards pay-for-performance, and does not promote unnecessary or excessive risk.

•     Use of Independently Prepared Competitive Assessments — The practice of the Compensation Committee is to engage the Company’s compensation consultant to prepare an independent executive compensation competitive assessment to measure our program against peer companies and other survey data. The Committee takes these results into consideration (among other factors) in approving our executive compensation program.

•     Compensation Recoupment (Clawback) Policy — Our long-term incentive plan incorporates a compensation recoupment, or “clawback” policy, which applies to all of our executive officers. Under this policy, if we are required to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws, each executive officer is required to reimburse Orthofix for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of our securities of during that 12-month period.

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executive officers.

The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to the named executive officers, as limited by Section 162(m) of the Code. Our compensation program historically has been designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m) of the Code, but there have been and may be other exceptions for administrative or other reasons. However, the Tax Cuts and Jobs Act of 2017 eliminated the exception under Section 162(m) for performance-based compensation and expanded the number of employees who may be covered by these deductibility limitations, which may have an effect on how we design future compensation programs and may affect the financial statement impact of executive compensation payments.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee
Michael E. Paolucci, Committee Chair
Alexis V. Lukianov
Maria Sainz

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Jon C. Serbousek - President	2020	726,923		—		2,893,374	875,004	750,000		92,560	(4)	5,337,861
and Chief Executive Officer	2019	241,346		304,110		1,749,865	1,750,005	—		30,876		4,076,202
Douglas C. Rice - Chief	2020	432,129		—		760,561	229,998	315,000		17,337	(5)	1,755,025
Financial Officer	2019	432,600		—		1,163,649	220,004	70,081		12,502		1,898,836
	2018	420,000		—		715,007	209,868	166,320		12,299		1,523,494
Kimberley A. Elting - Chief	2020	430,708		—		727,487	219,998	315,000		15,900	(6)	1,709,093
and Development Officer	2019	426,400		—		1,099,214	202,500	69,077		12,570		1,809,761
	2018	410,000		—		859,696	193,634	162,360		12,297		1,637,987
Kevin J. Kenny - President	2020	426,462		100,000	(7)	661,346	200,001	308,000		47,680	(8)	1,743,489
of Global Spine
Paul W. Gonsalves - President	2020	116,923	(9)	—		300,022	300,005	85,918	(9)	106,811	(10)	909,679
of Global Extremities
Davide Bianchi - Former	2020	310,108		—		—	—	216,300		869,729	(12)	1,396,137
President of Global	2019	414,618		—		995,478	175,007	23,335		89,364		1,697,802
Extremities(11)	2018	398,598		—		489,428	143,652	150,552		81,764		1,263,994

(1)  Amounts include the impact of temporary salary reductions for U.S. employees (including a 20% reduction for named executive officers), which were in effect for two months during the second quarter of 2020.

(2)  Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3)  Amounts shown reflect cash bonuses paid in 2021, 2020, and 2019 for performance in 2020, 2019, and 2018, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2020 fiscal year, including the Committee’s criteria for determining the amounts awarded in 2021, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”

(4) Reflects $71,418 for relocation expenses, $11,400 for 401k matching, and $9,742 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance, respectively.

(5) Reflects $8,336 for 401k matching and $9,001 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance, respectively.

(6) Reflects $8,294 for 401k matching and $7,606 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance, respectively.

(7) Mr. Kenny was hired on December 4, 2019. Per the terms of his offer letter, Mr. Kenny received two time-based cash incentive awards of $100,000 as an inducement to join the Company, the first of which was paid in December 2019, and the second of which was paid upon the one-year anniversary of his start date.

(8) Reflects $31,746 for relocation expenses, $3,646 for 401k matching, $4,525 for tax preparation reimbursement, and $11,409 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance, respectively.

(9) Mr. Gonsalves was hired on September 11, 2020. As such, his salary and non-equity annual incentive plan compensation payment for fiscal year 2020 represent a pro-rata portion of his agreed upon salary and bonus percentage based upon the partial year of service provided in fiscal year 2020.

(10) Reflects $106,003 for relocation expenses and $808 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance, respectively.

(11) Mr. Bianchi is compensated in Swiss Francs (CHF). Amounts shown in for 2020 within the table reflect compensation amounts as converted to U.S. Dollars using the average exchange rate in effect during the first 10 months of calendar year 2020 of 1.0527.  Mr. Bianchi ceased serving as President of Global Extremities on March 31, 2020.  In accordance with the terms of his Swiss-law governed employment contract, he continued on “garden leave” status with the Company’s Swiss subsidiary until his department as an employee from such subsidiary on October 1, 2020.

(12) Mr. Bianchi is compensated in CHF. Reflects a lump sum payment of $756,328 made in accordance with Mr. Bianchi’s change in control and severance agreement, $19,017 for car allowance, and $101,373 for retirement matching.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted to our named executive officers during the fiscal year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(2)	All Other Stock Awards (#4)	All Other Option Awards (#)(5)	Equity Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Jon C.			375,000	750,000	1,125,000	—	—	—	—	—	—	—
Serbousek	06/08/2020		—	—	—	22,936	45,872	91,744	—	—	—	2,018,368
	04/01/2020		—	—	—	—	—	—	33,538	—	—	875,006
	04/01/2020		—	—	—	—	—	—	—	107,372	26.09	875,004
Douglas C.			157,500	315,000	472,500	—	—	—	—	—	—	—
Rice	06/08/2020		—	—	—	6,029	12,058	24,116	—	—	—	530,552
	04/01/2020		—	—	—	—	—	—	8,816	—	—	230,009
	04/01/2020		—	—	—	—	—	—	—	28,223	26.09	229,998
Kimberley			157,500	315,000	472,500	—	—	—	—	—	—	—
A. Elting	06/08/2020		—	—	—	5,767	11,534	23,068	—	—	—	507,496
	04/01/2020		—	—	—	—	—	—	8,432	—	—	219,991
	04/01/2020		—	—	—	—	—	—	—	26,996	26.09	219,998
Kevin J.			154,000	308,000	462,000	—	—	—	—	—	—	—
Kenny	06/08/2020		—	—	—	5,243	10,485	20,970	—	—	—	461,340
	04/01/2020		—	—	—	—	—	—	7,666	—	—	200,006
	04/01/2020		—	—	—	—	—	—	—	24,542	26.09	200,001
Paul W.			42,959	85,918	128,877	—	—	—	—	—	—	—
Gonsalves	09/11/2020	(8)	—	—	—	—	—	—	10,624	—	—	300,022
	09/11/2020	(8)	—	—	—	—	—	—	—	32,945	28.24	300,005
Davide			—	—	—	—	—	—	—	—	—	—
Bianchi			—	—	—	—	—	—	—	—	—	—

(1) Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal year 2020 by each Named Executive Officer under our annual performance-based incentive compensation program. The actual amounts earned by each Named Executive Officer are included in the fiscal year 2020 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and discussed under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Performance-Based Incentives – Annual Incentive Program” above.

(2) Amounts shown represent the threshold and maximum amounts in shares earned based on performance if the threshold or maximum performance goals are achieved over the three-year performance period beginning on June 8, 2020. No shares will be issued for performance below the threshold level.

(3) Amounts shown represent the target amount in shares earned if the target performance goal is achieved with respect to the three-year performance period beginning on June 8, 2020.

(4) Amounts shown represent an award of time-based restricted stock units granted in 2020 under the 2012 LTIP. Such units vest ratably over four years (subject to certain acceleration provisions, as discussed under “—Potential Payments upon Termination or Change in Control” below).

(5) Amounts shown include awards of stock options granted in 2020 under the 2012 LTIP. Such options vest ratably over four years (subject to certain acceleration provisions, as discussed under “—Potential Payments upon Termination or Change in Control” below).

(6) The exercise price of the stock options is equal to the closing price of the common stock on the grant date.

(7) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(8)  Represents grants of time-based vesting restricted stock units and time-based vesting stock options granted upon Mr. Gonsalves’ hire date of September 11, 2020 as President of Global Extremities.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Jon C.	12,677	38,034	(3)	50.87	8/05/2029	—		—	—		—
Serbousek	20,362	61,087	(4)	41.52	11/01/2029	—		—	—		—
	—	107,372	(5)	26.09	4/01/2030	—		—	—		—
	—	—		—	—	11,058	(6)	$475,273	—		—
	—	—		—	—	18,064	(7)	$776,391	—		—
	—	—		—	—	33,538	(8)	$1,441,163	—		—
	—	—		—	—	—		—	45,872	(18)	1,971,579
Douglas C.	10,000	—		32.28	9/04/2024	—		—	—		—
Rice	9,750	—		36.46	4/24/2025	—		—	—		—
	13,275	—		33.12	6/30/2025	—		—	—		—
	13,781	—		44.39	7/01/2026	—		—	—		—
	9,936	3,312	(9)	46.10	7/03/2027	—		—	—		—
	6,555	6,554	(10)	56.87	4/02/2028	—		—	—		—
	3,242	9,729	(11)	56.20	4/01/2029	—		—	—		—
	—	28,223	(5)	26.09	4/01/2030	949	(12)	40,788	—		—
	—	—		—	—	1,846	(13)	79,341	—		—
	—	—		—	—	2,937	(14)	126,232	—		—
	—	—		—	—	7,698	(15)	330,860	—		—
	—	—		—	—	8,816	(8)	378,912	—		—
	—	—		—	—	—		—	7,385	(16)	317,407
	—	—		—	—	—		—	7,829	(17)	336,490
	—	—		—	—	—		—	12,058	(18)	518,253
Kimberley	15,000	—		42.89	9/26/2026	—		—	—		—
A. Elting	9,226	3,075	(9)	46.10	7/03/2027	—		—	—		—
	6,048	6,047	(10)	56.87	4/02/2028	—		—	—		—
	2,984	8,955	(11)	56.20	4/01/2029	—		—	—		—
	—	26,996	(5)	26.09	4/01/2030	—		—	—		—
	—	—		—	—	881	(12)	37,865	—		—
	—	—		—	—	1,703	(13)	73,195	—		—
	—	—		—	—	1,857	(19)	79,814	—		—
	—	—		—	—	2,703	(14)	116,175	—		—
	—	—		—	—	7,587	(15)	326,089	—		—
	—	—		—	—	8,432	(8)	362,407	—		—
	—	—		—	—	—		—	6,814	(16)	292,866
	—	—		—	—	—		—	7,206	(17)	309,714
	—	—		—	—	—		—	11,534	(18)	495,731
Kevin J.	—	24,542	(5)	26.09	4/01/2030	—		—	—		—
Kenny	8,348	25,047	(20)	44.96	12/04/2029	—		—	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
	—	—		—	—	7,507	(21)	$322,651	—		—
	—	—		—	—	7,666	(8)	$329,485	—		—
	—	—		—	—	—		—	10,485	(18)	450,645
Paul W.	—	32,945	(22)	28.24	9/11/2030	—		—	—		—
Gonsalves	—	—		—	—	10,624	(23)	456,620	—		—
Davide	—	—		—	—	—		—	4,211	(16)	180,989
Bianchi	—	—		—	—	—		—	3114	(17)	133,840

(1) All options listed in this column were exercisable as of December 31, 2020.

(2) All options listed in this column were not exercisable as of December 31, 2020.

(3)   One-third of these remaining unvested options are subject to vesting on each of August 5, 2021, 2022 and 2023.

(4)  One-third of these remaining unvested options are subject to vesting on each of November 1, 2021, 2022 and 2023.

(5)   One-fourth of these options are subject to vesting on each of April 1, 2021, 2022, 2023 and 2024.

(6)   One-third of these restricted stock units are subject to vesting on each of August 5, 2021, 2022 and 2023.

(7)   One-third of these restricted stock units are subject to vesting on each of November 1, 2021, 2022 and 2023.

(8)   One-fourth of these restricted stock units are subject to vesting on each of April 1, 2021, 2022, 2023 and 2024.

(9)   All of these remaining unvested options are subject to vesting on July 3, 2021.

(10) One-half of these remaining unvested options are subject to vesting on each of April 2, 2021 and 2022.

(11) One-third of these remaining unvested options are subject to vesting on each of April 1, 2021, 2022 and 2023.

(12)   All of these shares of restricted stock are subject to vesting on July 3, 2021.

(13) One-half of these shares of restricted stock are subject to vesting on each of April 2, 2021 and 2022.

(14)  One-third of these restricted stock units k are subject to vesting on each of April 1, 2021, 2022 and 2023.

(15)   All of these restricted stock units are subject to vesting on April 1, 2021.

(16)  These remaining unvested performance stock units are subject to vesting upon the Company meeting certain TSR targets in relation to specified index companies over a three-year performance period beginning on April 2, 2018 and ending on April 2, 2021. Further, if performance targets are achieved, the underlying shares of common stock are subject to a deferred settlement period of one year following the vesting date.

(17) These remaining unvested performance stock units are subject to vesting upon the Company meeting certain TSR targets in relation to specified index companies over a three-year performance period beginning on April 1, 2019 and ending on April 1, 2022. Further, if performance targets are achieved, the underlying shares of common stock are subject to a deferred settlement period of one year following the vesting date.

(18) These remaining unvested performance stock units are subject to vesting upon the Company meeting certain TSR targets in relation to specified index companies over a three-year performance period beginning on June 8, 2020 and ending on June 8, 2023. Further, if performance targets are achieved, the underlying shares of common stock are subject to a deferred settlement period of one year following the vesting date.

(19) One-half of these shares of restricted stock are subject to vesting on each of September 5, 2021 and 2022.

(20) One-third of these remaining options are subject to vesting on December 4, 2021, 2022 and 2023.

(21) One-third of these restricted stock units are subject to vesting on December 4, 2021, 2022 and 2023.

(22) One-fourth of these options are subject to vesting on each of September 11, 2021, 2022, 2023 and 2024.

(23) One-fourth of these restricted stock units are subject to vesting on each of September 11, 2021, 2022, 2023 and 2024.

For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized upon exercise, or upon the vesting of restricted stock/restricted stock units, and the value realized upon vesting, by our named executive officers during fiscal 2020.

	Option Awards		Stock Awards or Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jon C. Serbousek	—	—	9,706	310,706
Douglas C. Rice	—	—	7,747	231,166
Kimberley A. Elting	—	—	4,962	142,461
Kevin J. Kenny	—	—	2,502	92,799
Paul W. Gonsalves	—	—	—	—
Davide Bianchi	39,500	409,365	13,664	419,672

(1) Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2) Value determined by multiplying the number of vested shares/units by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR

 CHANGE IN CONTROL

Potential Payments to Named Executive Officers

Termination and Change in Control

As described below, our change in control and severance agreements provide for a “double-trigger” so that a change in control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to receive severance benefits, but as noted below, it increases severance amounts payable following a qualifying termination during the 24-month period following any change in control. Under the change in control and severance agreement and the Company’s form of time-based equity award agreement, all time-based equity awards granted in or after 2016 contain “double trigger” vesting provisions whereby any awards assumed as part of a change in control transaction will vest if, within 24 months of the change in control, the executive is terminated by the Company without “cause” or resigns for “good reason.”

Executive Change in Control and Severance Agreements

Under our current Executive Compensation Guiding Principles, the Compensation Committee provides executive officers with competitive change in control severance benefits that target market practices. All new change in control agreements must be approved by the Compensation Committee. The Compensation Committee approves all change in control and severance arrangements for executive officers.

Unless required by applicable law, the Company does not enter into employment agreements with executive officers. Instead, the Compensation Committee offers a change in control and severance agreement to executive officers. All current executive officers (including Mr. Serbousek, who joined the Company in 2019) are parties to this standard form of change in control and severance agreement.

Pursuant to the change in control and severance agreement, executive officers are eligible to receive the following severance payments and benefits upon termination of their employment (i) for death or disability, (ii) by the Company without “cause” (as defined in the agreement) or (iii) by the executive for “good reason” (as defined in the agreement):

•	Any unpaid base salary or prior years’ bonus payable through the date of termination;
•

The pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days the executive is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs) based on the achievement of the Company’s performance goals for such year;

•

An amount equivalent to 1.5x or 1.0x, depending on the executive, times the sum of: (i) the executive’s annual base salary and (ii) the executive’s current year’s target bonus; provided that during the 24-month period following any change in control, the foregoing multiples increase by 0.5 (to 2.0x or 1.5x, depending on the executive);

•	$12,500 to $18,750 for use towards outplacement services (plus an additional $6,250 during the 24-month period following any change in control); and

•

If the executive elects COBRA in a timely manner, the executive will be reimbursed for the executive’s monthly premium payments for COBRA coverage for a period of up to 12 or 18 months, depending on the executive.

The right to receive cash payments following a change in control is subject to a “double trigger” provision, such that payments by the Company are only owed if the executive separates from employment in specific circumstances in connection with or following a change in control.

Section 280G

These agreements reflect that the named executive officer is not entitled to a tax gross-up if the named executive officer incurs an excise tax due to the application of Section 280G of the Code.

Instead, payments and benefits payable to the named executive officer will be reduced to the extent doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

Certain Other Provisions

The agreement contains non-competition and non-solicitation covenants effective so long as the executive is an employee and for a period of 12 or 18 months, depending on the executive, after employment is terminated. The agreement also contains provisions that define certain vesting and exercise rights in connection with time-based equity incentive grants (such as by defining the terms “cause,” “good reason” and “qualified retirement” for purposes of all prior and subsequent time-based equity grants). The agreement does not guarantee any minimum levels of cash or equity-based compensation levels during an executive’s employment with the Company. The term of the agreement continues in effect until the earlier of (i) the parties’ satisfaction of their respective obligations or (ii) the execution of a written agreement between the Company and the executive terminating the agreement. The agreement amends and supersedes the applicable executive’s prior employment agreement with the Company, which prior employment agreements became terminated, null and void upon execution of the new change in control and severance agreement. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely.

Orthofix’s obligation to pay or provide any severance benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Messrs. Serbousek, Rice, Kenny, and Gonsalves and Ms. Elting upon his or her termination or upon a change in control pursuant to the terms of his or her respective change in control and severance agreement and related equity award agreements. For purposes of this table, we assume that the triggering event took place on December 31, 2020, and the price per share of our common stock was $42.98, the closing market price as of that date. For any triggering event that presupposes a change in control, we assume a change in control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock- Based Rights ($)		Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Jon C. Serbousek	Termination for death or disability	2,250,000	6,567,405	(1)	38,448	18,750	8,874,603
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	2,250,000	372,336		38,448	18,750	2,679,534
	Termination for death, disability, good reason or without cause during a change in control period	3,000,000	6,567,405	(1)	38,448	25,000	9,630,853
Douglas C. Rice	Termination for death or disability	765,000	2,604,970	(1)	23,538	12,500	3,406,008
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	765,000	584,915	(2)	23,538	12,500	1,385,953
	Termination for death, disability, good reason or without cause during a change in control period	1,147,500	2,604,970	(1)	23,538	18,750	3,794,758
Kimberley A. Elting	Termination for death or disability	765,000	2,549,819	(1)	—	12,500	3,327,319
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	765,000	542,580	(2)	—	12,500	1,320,080
	Termination for death, disability, good reason or without cause during a change in control period	1,147,500	2,549,819	(1)	—	18,750	3,716,069
Kevin J. Kenny	Termination for death or disability	748,000	1,517,295	(1)	25,632	12,500	2,303,427
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	748,000	85,100	(2)	25,632	12,500	871,232

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock- Based Rights ($)		Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
	Termination for death, disability, good reason or without cause during a change in control period	1,122,000	1,517,295	(1)	25,632	18,750	2,683,677
Paul W. Gonsalves	Termination for death or disability	680,000	942,229	(1)	25,632	12,500	1,660,361
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	680,000	—	(2)	25,632	12,500	718,132
	Termination for death, disability, good reason or without cause during a change in control period	1,020,000	942,229	(1)	25,632	18,750	2,006,611

(1) In the event of a termination for death or disability, the executive would receive acceleration of all time-based restricted stock/restricted stock units and stock options, and outstanding performance stock units would be deemed vested and achieved at target levels. Amount in table reflects the value of all such accelerated shares (which in the case of stock options, is based on spread value) as of December 31, 2020.

(2) The Company’s performance stock unit agreement provides that stock units will vest upon the Company meeting certain total shareholder return targets in relation to specified index companies over a three-year performance period following the date of grant. In the event that the award recipient’s service is terminated during the performance period by the Company without cause or by the award recipient for good reason, the award recipient will remain eligible to earn a pro rata portion of the award based on the product of (i) the percentage of the three-year performance period that the award recipient remained in service and (ii) the Company’s ultimate achievement percentage of the performance targets. For purposes of this table, we have included a value for performance stock units as of December 31, 2020 that assumes that the performance targets would ultimately be achieved at the target level, though actual achievement could be greater or lesser than this amount. As of the date of this proxy statement, all outstanding performance stock units currently track below threshold levels based on the Company's total stockholder return since the beginning of each applicable performance period, which would result in a value of $0 if such threshold were not exceeded prior to the end of the applicable performance period.

Departure of Davide Bianchi

In accordance with local law in Europe where he was based, Mr. Bianchi was employed by our subsidiary, Orthofix AG, pursuant to a Swiss-law governed employment contract. In April 2020, the Company and Mr. Bianchi mutually determined that Mr. Bianchi would cease serving as an executive officer of the Company on April 1, 2020, with such departure classified as a termination by the Company without cause under Mr. Bianchi’s change in control and severance agreement. In accordance with the terms of his employment contract, he continued on “garden leave” status with Orthofix AG until his departure as an employee as of October 1, 2020, during which interim time he continued to receive his base salary, remained eligible for a pro rata bonus payment for the 2020 calendar year, and continued to vest in time-based equity awards. In accordance with his change in control and severance agreement, Mr. Bianchi received a lump sum payment of CHF 700,400 (representing one-year of base salary amount plus one-year of target bonus amount) plus USD $12,500, following his delivery of a standard release at the end of the “garden leave” period.

PAY RATIO DISCLOSURE

Presented below is the ratio of 2020 annual total compensation of our President and Chief Executive Officer to the 2020 annual total compensation of our median employee. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We selected the median employee in 2021 based on an analysis of full-time, part-time, temporary and seasonal workers employed by the Company or any of its consolidated subsidiaries as of December 31, 2020.

The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $5,360,938. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $73,046. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2020 was 73 to 1.

DIRECTOR COMPENSATION

Directors are elected each year at the annual meeting of shareholders, which is usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death, resignation or retirement.

Employee directors, such as Mr. Serbousek, are not provided any additional compensation for their service as a director.

 Non-Employee Director Compensation Program and Guiding Principles

We compensate our non-employee directors in accordance with the Company’s Director Compensation Guiding Principles. Our compensation program for our non-employee directors is designed to appropriately compensate outside directors for their diverse expertise and time commitment required to serve as a director of a complex and highly regulated global company. The Compensation Committee is responsible for overseeing our non-employee director compensation program. The Compensation Committee’s goal for such oversight is to maintain a program that:

•	attracts and retains directors with the skills needed to guide the Company in achieving its goals;
•	is competitive with the compensation program provided to directors at other similarly situated medical device companies; and
•	directly aligns the interests of the Company’s directors with the interests of its shareholders

Unless determined otherwise by the Board of Directors, our non-employee director compensation program each year will consist of an annual cash retainer and equity awards, as well as customary and usual expense reimbursement in attending company meetings or attending director training. Each year, the Compensation Committee will review the competitiveness of non-employee director compensation relative to the same peer group used to review executive officer compensation levels.

Cash Retainers

Each non-employee director receives the same base cash retainer amount, but additional cash retainer amounts are paid to the Chairman of the Board and the chairperson of each Board committee. Non-employee directors (other than the Chairman) are paid an aggregate annual cash retainer of $70,000 for service as a director and member of any committees of the Board on which such director sits. In addition, such directors receive an additional annual cash retainer of $10,000 if he or she also serves as the Chair of the Compensation, Compliance and Ethics or Nominating and Governance Committee, and $15,000 if he or she serves as the Chair of the Audit and Finance Committee. The Chairman is paid an aggregate annual retainer of $160,000 for service in this role.

In April 2020, as a precautionary measure to increase the Company’s cash position and preserve financial flexibility in response to the initial uncertainty of the COVID-19 pandemic, the Company instituted temporary salary reductions for U.S. employees and fee reductions for the Board of Directors, which were in effect for two months during the second quarter of 2020, and which decreased cash retainers for board members by 20% for the affected two months.

Long-Term Incentive Compensation

We provide non-employee directors long-term incentive compensation under our 2012 LTIP to closely align directors with shareholder interests. Currently, we pay non-employee directors long-term incentive compensation in two forms:

•

an initial grant of stock options vesting over four years, with a grant date fair market value of approximately $300,000, awarded to each new non-employee director upon such director joining the Board; and

•

an annual grant of one-year time-vesting deferred stock units, with a grant date fair market value of approximately $175,000 ($325,000 in the case of the Chairman of the Board), which deferred stock units are not settled with delivered common stock until within 45 days of when the applicable director ceases service as a director.

As a result of the deferred delivery feature of the annual grant, directors are not able to sell those awards, even if vested, while they continue service as a director.

Directors are eligible to participate in our health and welfare programs on substantially the same terms as full-time employees. In addition, directors are each offered the opportunity to enter into a director indemnification agreement.

The following table provides information regarding the 2020 compensation of non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Unit Awards (Number of Shares Granted)(2)		Grant Date Fair Value of Restricted Stock Awards ($)(3)		Option Awards(2)	Grant Date Fair Value of Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Ronald A. Matricaria	154,667	8,520	(4)	325,038	(4)	—	—	—	479,705
Jason M. Hannon	21,923	4,588		175,032		24,701	300,000	—	496,955
James F. Hinrichs	82,167	4,588	(5)	175,032	(5)	—	—	—	257,199
Alexis V. Lukianov	67,667	4,588	(5)	175,032	(5)	—	—	—	242,699
Lilly Marks	77,333	4,588	(5)	175,032	(5)	—	—	—	252,365
Michael E. Paolucci	77,333	4,588	(5)	175,032	(5)	—	—	—	252,365
Maria Sainz	77,333	4,588	(5)	175,032	(5)	—	—	—	252,365
John E. Sicard	67,667	4,588	(5)	175,032	(5)	—	—	—	242,699

(1) The following amounts are inclusive of the temporary fee reduction put in place in 2020 in response to the COVID-19 pandemic, which impacted applicable fees for two months.

(2) The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to deferred stock units granted to each of the non-employee directors serving during 2020.

(3) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(4) Represents annual grant of 8,520 shares of one-year vesting deferred stock units on June 8, 2020.

(5) Represents annual grant of 4,588 shares one-year vesting deferred stock units on June 8, 2020.

The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding deferred stock units held by each of the non-employee directors serving during 2020 as of December 31, 2020.

Director	Number of Shares Subject to Outstanding Stock Options as of 12/31/20	Number of Shares Subject to Outstanding Deferred Stock Units as of 12/31/20
Ronald A. Matricaria	30,000	26,675
Jason M. Hannon	24,701	4,588
James F. Hinrichs	30,000	14,498
Alexis V. Lukianov	30,000	14,498
Lilly Marks	30,000	14,498
Michael E. Paolucci	30,000	14,498
Maria Sainz	—	14,498
John E. Sicard	30,000	10,919

 EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan in prior years had been the 2004 LTIP until 2012, when our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. One of our current executive officers continues to hold outstanding awards under our previous 2004 LTIP, although we no longer grant awards under this plan. All named executive officers and directors are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these plans have been approved by our shareholders. In limited cases, we have also made inducement grants of stock options and restricted stock awards to new employees in reliance on the Nasdaq exception to shareholder approval for such grants. For more information on our equity compensation plans, see “—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Incentives” beginning on page 29.

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#)(1) (a)		Weighted- Average Exercise Price of Outstanding Options and Rights ($)(4) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,954,858	(2)(3)	$39.48	1,530,980	(5)
Equity Compensation Plans Not Approved by Security Holders	233,656	(6)	$39.94	—
Total	2,188,514	(3)	$39.56	1,530,980	(5)

(1)

Column does not include time-based vesting restricted stock awards that were unvested as of December 31, 2020, as such stock is deemed issued and outstanding at the time of grant, notwithstanding that such shares remain subject to a risk of forfeiture until vesting.

(2)

Column reflects 1,257,363 shares issuable upon the exercise of stock options, 307,485 shares issuable pursuant to outstanding restricted stock units, 114,672 shares issuable pursuant to outstanding deferred stock units, and 275,338 shares issuable pursuant to outstanding performance share units, in each case, as of December 31, 2020. Shares issuable pursuant to outstanding performance share units are shown in the table based on the assumption that all applicable performance targets will be achieved at target levels, though ultimate achievement could be below or above target. All awards were granted pursuant to either the 2004 LTIP or the 2012 LTIP. There currently are no more grants being made under the 2004 LTIP.

(3)

If all performance share units outstanding as of December 31, 2020 were instead assumed to be achieved at maximum levels, a further 275,338 shares would be issuable in addition to the amount shown in the column.

(4)

The weighted-average exercise price in column only relates to the exercise price of stock options because the restricted stock units, deferred stock units, and performance share units have no exercise price.

(5)

Included are 358,262 registered shares available for issuance pursuant to the SPP and 1,172,718 shares remaining available for future award grants under the 2012 LTIP (which assumes that outstanding performance share units are achieved at target levels), in each case, as of December 31, 2020. If all performance share units outstanding as of December 31, 2020 instead were assumed to be achieved at maximum levels, the number of securities remaining available for future award grants under the 2012 LTIP as of December 31, 2020 would be 666,096 shares, and the aggregate amount in column (c) would be 1,024,358 shares.

(6)

Reflects 150,000 shares issuable pursuant to inducement grant stock options granted in 2013 to Mr. Mason, 61,769 shares issuable pursuant to inducement grant stock option and restricted stock units granted in 2019 to Mr. Serbousek, and 43,569 shares issuable pursuant to inducement grant stock option and restricted stock units granted in 2020 to Mr. Gonsalves, in each case, in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provides that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. The Board is currently comprised of nine seats, and will be reduced to eight seats as of the Annual Meeting. We have nominated Mr. Hannon, Mr. Hinrichs, Mr. Lukianov, Ms. Marks, Mr. Paolucci, Mr. Serbousek, and Mr. Sicard to stand for re-election at the Annual Meeting, and for Ms. Burzik to stand for election at the Annual Meeting as a new director. Each of the eight seats will be elected for a one year term expiring at the 2022 annual meeting of shareholders and/or until their successors have been elected.

Our current directors and director nominees are listed in the table below.

Name	Age	Director Since	Independent	Audit & Finance Committee[1]	Compensation Committee[1]	Compliance & Ethics Committee[1]	Nominating & Governance Committee[1]
Ronald A. Matricaria[2]	78	2014	✓
Catherine Burzik[3]	70	NEW	✓
Jason M. Hannon	49	2020	✓			✓
James F. Hinrichs	53	2014	✓	Chair			✓
Alexis V. Lukianov	65	2016	✓	✓	✓
Lilly Marks	73	2015	✓			✓	Chair
Michael E. Paolucci	61	2016	✓		Chair		✓
Maria Sainz	55	2012	✓		✓	Chair
Jon Serbousek	60	2019
John E. Sicard	58	2018	✓	✓

1 Committee composition in table reflects membership by continuing directors as of the date of this proxy statement. As of the date of this proxy statement, Maria Sainz, a current independent director who is not standing for re-election at the Annual Meeting, also serves as a member of the Compensation Committee and Chair of the Compliance & Ethics Committee. The Board has resolved that, as of the Annual Meeting, Mr. Sicard will be appointed as a third member of the Compliance & Ethics Committee, and Mr. Hannon will be appointed Chair of such committee.

2 Mr. Matricaria and Ms. Sainz are not standing for re-election at the Annual Meeting, and their service as directors will end as of the Annual Meeting.

3 Ms. Burzik has been nominated to join the Board as a director as of the Annual Meeting. If elected, it is the Board’s intent to appoint her as Chair of the Board to replace Mr. Matricaria.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next annual meeting of shareholders.

Current Directors (and Directors Standing for Election at the Annual Meeting)

Ronald A. Matricaria	Current Chairman of the Board (Not Standing for Re-Election as Director at the Annual Meeting – Board Membership Ending as of the Annual Meeting)

Mr. Matricaria, 78, was appointed to the Board in March 2014. He has more than 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. (now Abbott) and Eli Lilly and Company, Inc. From 1993 to 1999, he served as

President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from 1995 to 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., where his last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. He previously served as a director of Kinaxis Inc. a SaaS based software company traded on the Toronto Stock Exchange, and as Chairman of the Board at Volcano Corporation and as a member of the Boards of Phoenix Children’s Hospital and Life Technologies Corporation. Additionally, Mr. Matricaria previously has served on a number of other public and private company boards including Home Depot Inc., Diametric Medical Inc., Ceridian Inc., Centocor Inc., Haemonetics Inc., Kinetic Concepts, Inc., Hospira Inc., Cyberonics Inc., Vistacare Inc., Advanced Medical Technology Association (AdvaMed), the Pharmaceutical Manufacturers Association International Section, the American Diabetes Association, the American Foundation for Pharmaceutical Education, the National Foundation for Infectious Diseases, the National Retiree Volunteer Center and the Indiana Repertory Theatre as well as a trustee on the board of the Massachusetts College of Pharmacy and Allied Health Science. He also chaired the BioMedical Engineering Institute campaign, which raised an operating endowment for the Institute at the University of Minnesota. He remains a Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary PharmD degree, in recognition of his contributions to the practice of pharmacy.

The Board believes that Mr. Matricaria’s wealth of experience as both an executive and director in the medical device industry brings invaluable experience and leadership qualities to the Board.
Catherine M. Burzik	New Director Nominee (Expected to be Appointed Chair of the Board if Elected as a Director at the Annual Meeting)

Ms. Burzik, 70, has been nominated by the Board to become a director as of the Annual Meeting. If elected as a director by the Company’s shareholders, it is the Board’s intent that she will be appointed as Chair of the Board. Ms. Burzik is a member of the Board of Directors of Becton, Dickinson and Company, where she Chairs the Quality and Regulatory Compliance Committee and serves on the Corporate Governance and Nominating Committee, and the Science, Marketing, Innovation and Technology Committees. Ms. Burzik is also a member of the Board of Directors of Haemonetics Corporation, where she Chairs the Technology Committee and serves on the Audit Committee.  Additionally, she serves as Executive Chairman of Gemini Bioproducts, Inc., Chairman of StemBioSys, Inc., Chairman of the American College of Wound Healing and Tissue Repair, and a member of the Board of Directors of Xenex Disinfections Services, Inc. From October 2013 to July 2017, she served as a general partner at Targeted Technologies, an early stage venture capital firm focused on medical device, life sciences and biotech investments. Ms. Burzik previously served as President and

Chief Executive Officer of Kinetic Concepts, Inc., a global medical device company, from 2006 until the company’s sale in 2011. Prior to this, she served as President of Applied Biosystems Group and held senior executive positions at Eastman Kodak and Johnson & Johnson, including Chief Executive Officer and President of Kodak Health Imaging Systems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. Ms. Burzik previously served on the Board of Directors for the San Antonio Branch of the Dallas Federal Reserve Board, Allscripts, Inc., Bausch & Lomb, Cordis Corporation and AdvaMed. In 2019, Ms. Burzik received the AdvaMed Lifetime Achievement Award that honors accomplishments of pioneers in the medical technology industry. She has a master’s degree in mathematics from the University of Buffalo and a BA degree from Canisius College in Buffalo, New York.

The Board believes that Ms. Burzik will bring strong strategic, product development and leadership expertise to the Board, together with extensive knowledge of the global healthcare field, based on her long career as a seasoned executive leading major medical device, diagnostic, diagnostic imaging and life sciences businesses.

Jason M. Hannon	Current Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Hannon, 49, was appointed to the Board in June 2020. A seasoned medical device executive, he currently serves as the President and Chief Executive Officer of Mainstay Medical International plc, a global medical device company headquartered in Ireland that is focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions. From September 2016 to August 2017, Mr. Hannon served as President and Chief Operating Officer of NuVasive, Inc., a U.S. publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. Over the course of 12 years at NuVasive, he held various roles of increasing responsibility, including as Executive Vice President, International; Executive Vice President, Corporate Development; and General Counsel. Mr. Hannon also serves as a director on the board of Sequana Medical NV, a publicly traded medical device company focused on the development of innovative treatment options for the management of fluid overload in lever disease, malignant ascites, and heart failure. Mr. Hannon has a JD degree from Stanford University Law School and a BA degree from the University of California, Berkeley.

The Board believes that Mr. Hannon’s experience leading medical device companies will bring valuable industry experience to the Board.
James F. Hinrichs	Current Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Hinrichs, 53, was appointed to the Board in April 2014. From 2018 to 2019, he served as Chief Financial Officer of Cibus, a privately-held agricultural biotech company. From 2015 to 2017, he served as Executive Vice President and Chief Financial Officer of Alere Inc, a publicly traded diagnostic company, prior to its sale to Abbott Labs. From 2010 through 2015, he served as Chief Financial Officer of CareFusion Corporation, a publicly traded medical technology company, prior to its sale to Becton Dickinson. Mr. Hinrichs previously served as CareFusion’s Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health, and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following over a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellon University. Mr. Hinrichs serves as a director of Integer Holdings Corporation, Acutus Medical Inc., and Outset Medical. He also serves as a director of Signifier Medical Technologies, a privately-held company

The Board believes that Mr. Hinrichs’ financial and accounting experience gained through the foregoing roles, including in particular his experience as a public company chief financial officer, provide important expertise to the Board and enable him to provide service and leadership as the Chair of the Company’s Audit and Finance Committee.

Alexis V. Lukianov	Current Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Lukianov, 65, became a director in 2016, bringing to the Board his more than 35 years of experience in the orthopedic industry. He is Chairman and CEO of Tissue Differentiation Intelligence, LLC, a privately-held ultrasound spine company formed in 2017, and is Chairman and CEO of DuraStat, LLC, a privately-held surgical device company formed in 2017. From July to 2015, he served as Chief Executive Officer and a director of NuVasive, Inc., a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders, including serving as Chairman of the Board between 2004 and 2015.  Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company, from 1996 to 1997. From 1990 to 1995, Mr. Lukianov held a variety of senior executive positions, including President, with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Between 1987 and 1990, he was the director of a business unit at Smith & Nephew Orthopaedics that brought limb lengthening technology to the United States from Russia. Mr. Lukianov has previously served on the board of directors of Volcano Corporation, a Nasdaq listed medical technology company, and on the boards and the executive committees of BIOCOM, a regional life sciences trade association, the Medical Device Manufacturers Association (MDMA), a national trade association, and the California Health Institute (CHI). Mr. Lukianov also serves on a number of private and non-profit boards.

The Board believes that Mr. Lukianov’s experience leading medical device and orthopedic companies brings valuable industry experience to the Board.

Lilly Marks	Current Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Ms. Marks, 73, was appointed to the Board in 2015. Since 2010, Ms. Marks has served as Vice President for Health Affairs for the University of Colorado and Anschutz Medical Campus, which includes the university’s Schools of Medicine, Dental Medicine, Pharmacy, Public Health, College of Nursing and Graduate School and the University of Colorado Hospital and Children’s Hospital Colorado. Prior to her health campus leadership role, Ms. Marks spent two decades as both Senior Associate Dean for Finance and Administration at the School Of Medicine and Executive Director of University Physicians, Inc., the 501(c)(3) faculty practice plan. Ms. Marks has served as Chair, Board of Directors of the University of Colorado Hospital and currently serves as a member of the board of directors of the Federal Reserve Bank of Kansas City, the Fitzsimons Redevelopment Authority, the Association of Academic Health Centers (AAHC), the Global Down Syndrome Foundation, and the Rose Community Foundation. She also was formerly the chair of the board of the Association of American Medical Colleges (AAMC) and is currently a member of the AAMC Advisory Panel on Research and a trustee of the University of Colorado Foundation. Ms. Marks is a graduate of the University of Colorado.

The Board believes that Ms. Marks’ extensive experience from her previous and current board memberships, as well as her accomplished academic background, brings unique and valuable insight to the Board.

Michael E. Paolucci	Current Director (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Paolucci, 61, was named to the Board and appointed to the Compensation Committee in March 2016. A seasoned Human Resource (HR) executive, Mr. Paolucci has more than 20 years of global experience working directly with Boards of Directors and C-level executives to improve organizational capabilities and HR programs that result in sustained improvements in business performance. Mr. Paolucci currently serves as the Executive Vice President, Human Capital at Arena Pharmaceuticals, a clinical stage biotechnology pharmaceutical company. From 2015 until 2020, he served as Vice President and Chief Human Resources Officer for Halozyme Therapeutics Inc. Prior to Halozyme, Mr. Paolucci served as Executive Vice President and Chief Human Resource Officer for CareFusion. He also served as Executive Vice President of Human Resources at NuVasive and spent five years at Life Technologies from 2009 to 2014. Previously, he was head of Human Resources for the services division of Hewlett Packard and served in several leadership roles with EDS, which was acquired by Hewlett Packard. Prior to HP/EDS, he was a partner with the HR consulting firm Towers Perrin. Mr. Paolucci is a graduate of Ohio State University.

The Board believes that Mr. Paolucci’s extensive experience as a HR executive and relevant knowledge and understanding of public company compensation issues brings unique and valuable insight to the Board.

Maria Sainz	Current Director (Not Standing for Re-Election as Director at the Annual Meeting – Board Membership Ending as of the Annual Meeting)

Ms. Sainz, 55, became a director of Orthofix in November 2012, after previously having served on the Board from June 2008 to September 2011. She served as the President and CEO of AEGEA Medical Inc., a privately-held women’s health company in the field of endometrial ablation from May 2018 until its acquisition by CooperSurgical in February 2021. Previously, from 2012 to 2017, she was the President and Chief Executive Officer, and Director, of CardioKinetix Inc., a heart failure related medical device company. From 2008 to 2011, she was President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke, which was sold to Stryker Corporation in October 2011. Upon this acquisition, she served as General Manager of the Stryker Neurovascular business unit until 2012. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidance. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Master’s Degree in International Management from American Graduate School of International Management. Ms. Sainz has served as a director of Avanos Medical, Inc. (formerly Halyard Health, Inc.) since 2015, and Shockwave Medical Inc. since 2020. Ms. Sainz also serves as a director of Levita Magnetics and Artio Medical, both of which are privately-held companies. Ms. Sainz previously serviced as a director of Iridex Corporation from 2018 to 2020, the Spectranetics Corporation from 2010 until its sale in August 2017, and of MRI Interventions, Inc. from 2014 to 2018.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

Jon C. Serbousek	Current Director, President and Chief Executive Officer (Nominated to Stand for Re-Election as Director at the Annual Meeting)

Mr. Serbousek, 60, joined Orthofix in August 2019 and became director, President and CEO in Nov. 2019. A seasoned executive with more than 30 years' experience in the medical device and biotech industries, Mr. Serbousek served in several leadership positions at Biomet Inc., including Worldwide President of Biomet Biologics, Worldwide Group President of Orthopedics, and President of U.S. Orthopedics. Prior to joining Biomet, he held various general management positions within Medtronic Inc., including Worldwide Division President − Spine, and Worldwide Vice President and General Manager of Biologics for their Spine and Biologics business. Additionally, Mr. Serbousek spent 13 years with DePuy Orthopedics, a Johnson & Johnson company where he served in numerous roles of increasing responsibility, including Vice President of Marketing and Product Development and Vice President of Spinal Operations. Mr. Serbousek has held numerous board positions at for profit and not-for-profit organizations. He earned his BS in Engineering from Washington State University, his MS in Bioengineering from the University of Utah, and later completed several advanced management programs including a program at the IMD International School of Management in Lausanne, Switzerland.

The Board believes that Mr. Serbousek’s leadership skills, operational knowledge and industry experience, and his perspective as the Company’s President and Chief Executive Officer, brings unique and valuable insight to the Board.

John E. Sicard	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Sicard, 57, became a director of Orthofix in March 2018. Mr. Sicard joined the Board in March 2018. Since January 2016, he has served as the President and Chief Executive Officer, and Board Member of Kinaxis, a global supply chain management software company that delivers cloud-based solutions to some of the world’s largest manufacturing companies, including many in the life science sector. Mr. Sicard joined Kinaxis in 1994 where he has held a number of senior management roles including being Chief Product Officer from October 2013 to January 2016 and Chief Strategy Officer from September 2012 to September 2013, as well as previously serving as Chief Operating Officer, Executive Vice President of Marketing Development and Service Operations and Vice President of Professional Services. Prior to Kinaxis, Mr. Sicard held positions at FastMAN Software Systems, and Monenco Agra. Mr. Sicard is a graduate of Concordia University, Montreal, Canada, and the Harvard Business School Advanced Management Program.

The Board believes that Mr. Sicard’s extensive experience as a strategic supply chain management executive, as well as his current board membership, brings unique and valuable insight to the Board.

The Board unanimously recommends that you vote “FOR”the election of each of the foregoing director nominees standing for election at the Annual Meeting.

PROPOSAL 2: ADVISORY AND NON-BINDING VOTE ON

 EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say-on-pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. Because our Board views the advisory vote as a good corporate governance practice, and because a majority of our shareholders have expressed a preference for an annual advisory vote, we hold such votes on an annual basis. At the 2020 annual meeting, the Company’s say-on-pay proposal was supported by 95.4% of shares represented at the meeting, which we believe supports the Company’s “pay-for-performance” approach to executive compensation. The Committee evaluated these results of the vote in June 2020.

The Committee believes that the voting results over the course of the last several years (which has included 90% or greater approval votes at each of the Company’s last five annual meetings of shareholders) affirm shareholders’ overall support of the Company’s approach to executive compensation, including continuing efforts by the Committee during that time to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as aligning executive compensation with the interests of shareholders and good corporate governance. In addition to responding to the input of shareholders, the Committee also has considered many other factors in evaluating and setting the Company’s executive compensation programs, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic analysis of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is evaluated in the context of the Committee members’ fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors informed the Compensation Committee’s decisions regarding named executive officers’ compensation for 2020. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

The Board unanimously recommends you vote “FOR” the “say-on-pay” proposal.

PROPOSAL 3: APPROVAL OF AMENDMENT NO. 2 TO THE AMENDED AND RESTATED 2012 LTIP

At the meeting, shareholders will be asked to consider and approve the adoption of an amendment (the “LTIP Amendment") to the 2012 LTIP increasing the number of shares of the Company's common stock ("Common Stock") authorized under the plan by 1,200,000 shares. As of April 15, 2021, 687,315 shares of Common Stock authorized by the 2012 LTIP remained available for grant (assuming all currently outstanding performance share units ultimately are achieved at target levels).

The 2012 LTIP was originally approved by our shareholders at the Company's 2012 annual meeting, and amendments further increasing the number of shares authorized under the plan were subsequently approved at the Company's 2015, 2018, and 2020 annual meetings. In total, 5,850,000 shares of Common Stock have been authorized under the 2012 LTIP since its implementation in 2012.

The Board has adopted the LTIP Amendment (following the recommendation of the Compensation Committee), subject to approval from our shareholders. We are asking our shareholders to approve the LTIP Amendment as we believe that its approval is essential to our continued success. The purpose of the 2012 LTIP is to provide eligible employees and non-employee directors an incentive to contribute to the success of the Company and to operate and manage our business in a manner that will provide for the Company's long term growth and profitability and provide a means of attracting, motivating, rewarding and retaining key employees and non-employee directors. In the judgment of the Board, awards under the 2012 LTIP (including the LTIP Amendment) will be a valuable incentive and will serve to the ultimate benefit of our shareholders by aligning more closely the interests of award recipients with those of our shareholders.

If our shareholders approve the LTIP Amendment, the number of shares reserved for issuance under the 2012 LTIP will be increased by 1,200,000 shares. The LTIP Amendment does not otherwise amend any existing terms of the 2012 LTIP. As further described below, key features of the existing 2012 LTIP include (i) 12-month minimum vesting provisions on at least 95% of awards, (ii) prohibitions of stock option and SARs repricings without shareholder approval except in the case of corporate transactions, (iii) provides for default treatment of “double-trigger” accelerated vesting following a change in control in which awards are assumed, which requires both a change in control of the Company and a specified termination of employment in order for vesting to be accelerated for assumed, converted or replaced awards, (iv) awards under the plan are subject to the Company's "clawback" policy, as well as separate reimbursement provisions under the plan applying to circumstances where a participant participated or was grossly negligent in misconduct that caused a financial restatement, (v) prohibitions on the current payment of dividends (and dividend equivalents) on unvested awards, and (vi) limits on the maximum total compensation (including cash payments and the aggregate grant date value of awards) that may be granted in a fiscal year to a non-employee director.

As of April 15, 2021, 687,315 shares of Common Stock authorized by the 2012 LTIP remained available for grant (assuming all currently outstanding performance share units ultimately are achieved at target levels). The following table provides a summary of our shares subject to outstanding equity awards and of shares available for future grants as of April 15, 2021, if the LTIP Amendment is approved:

	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Shares subject to outstanding option awards	1,411,770	5.72	$39.46
Shares subject to outstanding time-based restricted stock awards and restricted stock units	622,669
Shares subject to outstanding performance-based stock units	343,640
Shares available for future grant under the 2012 LTIP, as currently approved	687,315
New shares requested under the 2012 LTIP	1,200,000
Sum of above	4,265,394
Common shares outstanding as of April 15, 2021 (excluding unvested restricted stock awards)	19,524,483

Based on projected share needs to execute the Company's long-term incentive program moving forward, if approved, the share increase is anticipated to provide enough shares for the next two years. The actual number of years for which the share reserve will be sufficient may be influenced by various factors, including changes in our grant practices, business and market conditions, or stock price, and tax, legal and regulatory developments. If our shareholders do not approve the LTIP Amendment, the Company will continue to grant awards under the 2012 LTIP until there are no longer any shares available for grant, following which the Company could be restricted in its ability to successfully attract and retain highly skilled employees, including members of its management team. The alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. The Compensation Committee does not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because the Committee believes that a combination of equity awards and cash compensation provides a more effective compensation vehicle than cash alone for attracting, retaining and motivating employees and that equity awards align employee and shareholder interests.

In determining the number of shares to be reserved for issuance under the 2012 LTIP, the Compensation Committee and the Board of Directors considered the following:

•

Overhang.  Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards and available but unissued shares under the plan. As of April 15, 2021, we had 2,378,079 shares subject to outstanding equity awards, of which 1,411,770 were subject to outstanding options, with a weighted average exercise price per share of $39.46 and a weighted average remaining contractual term of 5.72 years, and 966,309 were subject to outstanding full-value awards (assuming, in the case of performance stock units, that such awards are earned at target levels).

•

Burn Rate.  Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding common stock. For 2020, 2019 and 2018, our burn rates pursuant to Institutional Shareholder Service's methodology were 4.90%, 5.94%, and 3.11%, respectively. We believe that our resulting average annual burn rate of 4.65% over this three-year period is well below the ISS benchmark of 5.69% for our industry and, in general, is consistent with market practices for companies comparable to Orthofix.

•

Forecasted Grants.  In determining our projected share utilization, the Compensation Committee and the Board of Directors considered a forecast that included the following factors: (i) the shares needed for retention of key employees; (ii) forecasted future grants to all employees and non-employee directors; and (iii) the shares currently available for issuance under the 2012 LTIP.

Description of the Plan

A description of the material provisions of the 2012 LTIP, as amended by the LTIP Amendment (the "Plan"), is set forth below. This summary is qualified in its entirety by the detailed provisions of the Plan, a copy of which is attached as Appendix A to this proxy statement/prospectus. As noted earlier, the Plan contains no changes from the existing 2012 LTIP, except to increase the number of shares available for issuance by 1,200,000 shares.

Administration.  The Plan will be administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of current Nasdaq listing standards.  In addition, to the extent necessary to satisfy any transition rule or applicable transition guidance pertaining to awards intended to satisfy the criteria for performance-based compensation under Section 162(m) of the Code, the committee administering such awards will consist of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) and the applicable guidance thereunder.  Subject to the terms of the Plan, the Compensation Committee may select participants to receive awards, determine the types and amounts of awards and terms and conditions of awards, and interpret provisions of the Plan.  Members of the Compensation Committee serve at the pleasure of the Board of Directors.  The Board of Directors may also appoint one or more separate committees, each composed of one or more directors who need not satisfy the independence requirements described above to administer the Plan with respect to employees or other service providers who are not officers or directors of the Company.  In addition, to the extent permitted by applicable laws, the Compensation Committee may, by resolution, delegate some or all of its authority with respect to the Plan and awards to the President and Chief Executive Officer and/or any other officer of the Company designated by the Compensation Committee, provided that the officer delegated such authority may not make grants to Company directors, to “executive officers” (as defined in Rule 3b-7 under the Exchange Act), or to himself or herself.  In addition, the Compensation Committee may not delegate its authority to interpret the Plan, any award or any award agreement.

Common Stock Reserved for Issuance under the Plan.  The common stock issued or to be issued under the Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. The Plan provides for a so-called “fungible share pool” pursuant to which awards of options and stock appreciation rights (“SARs”) will be counted against the plan limit as one share for every one share subject to an option or SAR granted under the plan, and “full value” awards (all awards other than options and SARs) will be counted against the plan limit as 1.84 shares for every one share subject to such full value award. If any shares covered by an award under the Plan are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the Plan with respect to the award will again be available for making awards under the Plan in accordance with the previously described fungible share pool. The number of shares of common stock available for issuance under the Plan will not be increased by (i) any shares tendered or withheld or award surrendered in connection with the purchase of shares of common stock upon exercise of an option or SAR, (ii) any shares of common stock that were not issued upon the net settlement or net exercise of an option or stock-settled SAR, (iii) any shares of common stock deducted from an award payment in connection with the Company’s tax withholding obligations, or (iv) any shares of common stock purchased by the Company with proceeds from option or SAR exercises.

Eligibility.  Awards may be made under the Plan to directors, or employees of or consultants to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate.

Minimum Vesting Provisions.  Except with respect to a maximum of 5% of the shares that may be granted under the Plan, no portion of any award that vests on the basis of a grantee’s continued service may be granted with vesting conditions under which vesting occurs earlier than the one year anniversary of the grant date, and no portion of any award that vests based upon the attainment of performance measures may be granted with a performance period of less than 12 months.  (Certain substitute awards that the Company may assume in corporate transactions are not subject to this provision.)  The Compensation Committee may, however, provide for the earlier vesting, exercisability, and/or settlement under any award in the event of a grantee’s death, disability or retirement in connection with a corporate transaction.

Amendment or Termination of the Plan.  The Board of Directors may terminate or amend the Plan at any time and for any reason.  The Plan shall terminate on June 18, 2028, 10 years after the date that shareholders last approved an amended and restated version of the Plan. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Options.  The Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and options that do not qualify as incentive stock options.

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Exercise Price.  The exercise price of each option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s option from his or her former employer. The term of each option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant (or five years from the date of grant in the case of certain 10% shareholders who receive incentive stock options). The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. In general, an optionee may pay the exercise price of an option by cash, certified check, or, to the extent an award agreement so provides, by tendering shares of common stock, by means of a broker-assisted cashless exercise or by means of net exercise.

•

Transfers.  Options and SARs granted under the Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options and SARs for the benefit of immediate family members of grantees to assist with estate planning concerns.

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Repricing Prohibited.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Company may not amend the terms of outstanding options or SARs to reduce the exercise price or SAR price, as applicable, of such outstanding options or SARs, cancel or assume outstanding options or SARs in exchange for or substitution of options or SARs with an exercise price or SAR price, as applicable, that is less than the exercise price or SAR price, as applicable, of the original options or SARs, or cancel or assume outstanding options or SARs with an exercise price or SAR price, as applicable, above the current fair market value in exchange for cash, awards, or other securities, in each case, unless such action is subject to and approved by the Company’s shareholders.

Other Awards.  The Compensation Committee may also award:

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shares of unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation Committee which are free from any restrictions under the plan.  Unrestricted shares of common stock may be granted, subject to 5% limit discussed above under “—Minimum Vesting Provisions,” to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants;

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shares of restricted stock, which are shares of common stock subject to restrictions. Shares of restricted stock have the right to vote and the right to receive dividends declared or paid with respect to such shares, except that cash and stock dividends will not be paid currently but instead will be subject to the same vesting conditions and restrictions applicable to the underlying shares of restricted stock;

•	stock units, which are common stock units subject to restrictions;
•

dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalent rights granted as a component for another award, such as in connection with stock units, will not be paid currently but instead will be subject to the same vesting conditions and restrictions applicable to the underlying award;

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SARs, which are a right to receive a number of shares or, at the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee. The exercise price for an SAR shall not be less than the fair market value of a share of common stock on the grant date of the SAR. The term of each SAR is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines when the SAR may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which the SAR may be exercised; and

•

performance and annual incentive awards, ultimately payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified performance metrics tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these performance criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these performance criteria. The Compensation Committee may modify, amend or adjust the terms of each award and the performance criteria.

Effect of Certain Corporate Transactions.  Unless an applicable award agreement provides otherwise, certain change in control transactions involving us, such as a sale of the Company, will cause grantees of restricted stock, stock units, stock appreciation rights and options to become fully vested, unless the awards are continued or substituted for in connection with the change in control transaction.  For awards based on the satisfaction of performance conditions (“Performance Awards”) that are denominated in shares of common stock or stock units, if less than half of the performance period has lapsed, such Performance Awards will be converted into restricted stock or stock units assuming target performance has been achieved (or into unrestricted shares of common stock if no further restrictions apply).  If more than half the performance period has lapsed, such Performance Awards will be converted into restricted stock or stock units based on actual performance to date (or into unrestricted shares of common stock if no further restrictions apply).  If actual performance is not determinable, such Performance Awards will be converted into restricted stock or stock units assuming target performance has been achieved, based on the discretion of the Compensation Committee (or into unrestricted shares of common stock if no further restrictions apply).

Adjustments for Stock Dividends and Similar Events.  The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards (described below), to reflect stock splits and other similar events.

Section 162(m) of the Code.  Following the ratification of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to any person who has served as chief executive officer, chief financial officer, or as one of its three other most highly compensated executive officers in any fiscal year beginning after December 31, 2016 (our covered employees).  Prior to the ratification of the Tax Act, Section 162(m) disallowed a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless such compensation qualified as “performance-based compensation” within the meaning of the Code.  The changes under Section 162(m) are generally effective for taxable years beginning in 2018, but there is a grandfather rule for compensation paid pursuant to a written, binding contract that was in effect on November 2, 2017, which was not modified in any material respect on or after that date.

As a result of the changes imposed by the Tax Act, the Plan does not contain all of the provisions providing for grants of “performance-based compensation” under the legacy Section 162(m) provisions that the Plan contained prior to ratification of the Tax Act.  However, the Plan does permit the Compensation Committee to provide that vesting of any of the awards that may be granted under the Plan may be made subject to the achievement of performance metrics determined by the Compensation Committee, which metrics may include, but are not limited to: (i) net earnings or net income; (ii) operating earnings; (iii) pretax earnings; (iv) earnings per share; (v) share price, including growth measures and total shareholder return; (vi) earnings before interest and taxes; (vii) earnings before interest, taxes, depreciation and/or amortization; (viii) earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments; sales and use tax settlement; and gain on non-monetary transactions; (ix) sales or revenue growth, whether in general, by type of product or service, or by type of customer; (x) gross or operating margins; (xi) return measures, including return on assets, capital, investment, equity, sales or revenue; (xii) cash flow, including: operating cash flow; free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (viii) above) less capital expenditures; levered free cash flow, defined as free cash flow less interest expense; cash flow return on equity; and cash flow return on investment; (xiii) productivity ratios; (xiv) expense targets; (xv) market share; (xvi) financial ratios as provided in credit agreements of the Company and its Subsidiaries; (xvii) working capital targets; (xviii) completion of acquisitions of businesses or companies; (xix) completion of divestitures and asset sales; and (xx) any combination of the foregoing business criteria.

Share Limits.  The maximum number of shares of common stock subject to options or SARs that can be granted under the Plan to any person who is not a non-employee director is 400,000 per 12-month period, provided that in a grantee’s year of hire the applicable limit is 800,000. The maximum number of shares of common stock that can be granted under the Plan to any person who is not a non-employee director, other than pursuant to an option or SAR, is 200,000 per 12-month period, provided that in a grantee’s year of hire the applicable limit is 400,000. The maximum amount that may be paid as an annual incentive award or other cash award in any 12-month period to any one person who is not a non-employee director is $3,000,000 and the maximum amount that may be paid as a performance award or other cash award in respect of a performance period greater than 12 months to any one person who is not a non-employee director is $6,000,000.

The maximum total compensation (including cash payments and the aggregate grant date fair value of awards that may be granted under the Plan) that may be paid to or granted in a 12-month period to a non-employee director for such director’s service on the Board of Directors or a committee of the Board of Directors is $1,000,000.

Federal Income Tax Consequences

Incentive Stock Options.  The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the one million dollar limitation imposed by Section 162(m), described above, and to certain reporting requirements.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to the one million dollar limitation imposed by Section 162(m).

A grantee who has transferred a non-qualified option to a family member by gift will realize taxable income at the time the non-qualified option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified option to his or her ex-spouse incident to the grantee's divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Units.  There are no immediate tax consequences of receiving an award of stock units under the Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.  There are no immediate tax consequences of receiving an award of stock appreciation rights under the Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.  The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock.  Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G.  To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part. The Plan includes a Section 280G “best after tax” provision, meaning, if any of the payments under the Plan or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments will be reduced by the amount required to avoid the excise tax if such a reduction would give the grantee a better after-tax result than if the grantee received the payments in full.

Section 409A.  The Company intends for awards granted under the plan to comply with Section 409A of the Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

New Plan Benefits

No awards have been granted to any officer, director, employee or consultant pursuant to the Plan that are contingent upon the approval by our shareholders of the LTIP Amendment. We anticipate that stock options, restricted stock units and performance stock units may be granted in the discretion of the Compensation Committee under the Plan out of the additional shares of common stock to be available under the Plan in connection with the approval of the proposed LTIP Amendment; however, the number and type of equity-based awards that may be so granted has not yet been determined.

The Board unanimously recommends you vote “FOR” the approval of Amendment No. 2 to the Amended and Restated 2012 LTIP.

PROPOSAL 4: APPROVAL OF AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED STOCK PURCHASE PLAN

The Company’s Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 1 thereto (the “SPP”), is a shareholder approved equity plan under which most of our employees and directors are eligible to purchase common stock of the Company. On April 22, 2021, the Board adopted Amendment No. 2 to the SPP, subject to shareholder approval (the “SPP Amendment”). The SPP Amendment increases the number of shares subject to awards under the plan from 2,350,000 to 2,850,000. The SPP Amendment does not provide for any other changes to the SPP.

The SPP Amendment will become effective upon approval by the Company’s shareholders. If the SPP Amendment is not approved by the Company’s shareholders, the SPP will continue in its current form, but the Company may no longer have sufficient shares to continue offering shares under the plan.

Because participation in the SPP is subject to the discretion of each eligible employee or director and the amounts received by participants under the plan are subject to the fair market value of our common stock on future dates, the benefits or amounts that will be received by any participant or groups of participants if the SPP is approved are not currently determinable.

Description of the SPP

The following is a brief summary of the material features of the SPP and its operation. A copy of the SPP Amendment, together with the current text of the SPP, is attached as Appendix B to this proxy statement. The description below is qualified in its entirety by the detailed provisions of the SPP, which are set forth in Appendix B to this proxy statement/prospectus.

Sponsor

Orthofix Medical Inc. is the sponsor of the SPP.

Purposes and Eligibility

The purpose of the SPP is to encourage eligible employees and non-employee directors of the Company to become owners of common stock of the Company, thereby giving them a greater interest in the growth and success of its business.

Number of Shares of Common Stock Subject to the SPP

The maximum number of shares of our common stock that may be issued pursuant to the SPP, subject to anti-dilution provision adjustments, is currently 2,350,000 shares. If the SPP Amendment is approved by shareholders, the maximum number of shares of our common stock that may be issued pursuant to the SPP, subject to anti-dilution provision adjustments, will increase to 2,850,000 shares. As of March 31, 2021, 1,991,738 shares had been issued pursuant to the SPP and 358,262 shares remained available for issuance. Shares purchasable pursuant to the SPP may be authorized but previously unissued shares or shares of stock held in treasury or purchased in the open market or in privately negotiated transactions.

Participation in the SPP

All eligible employees and non-employee directors may participate in the SPP on the first day of any plan year. Eligible employees participate by electing to contribute to the SPP through payroll deductions, which generally may not be more than 25% of an employee’s compensation. Eligible non-employee directors participate by electing to contribute to the SPP through deductions of their director fees and other compensation that are paid in cash. Eligible participants must elect to participate in the plan prior to the beginning of the plan year. Participants may withdraw from the SPP by providing notice to the Company’s Compensation Committee before the last day of the plan year. Upon withdrawal from the SPP, all payroll deductions under the SPP cease immediately, and a participant will receive a refund of his or her contribution, including all accrued interest. An employee’s participation in the SPP terminates upon his or her termination of employment, and will generally terminate upon his or her leave of absence from active employment only if such employee does not continue to make contributions to the SPP during such leave of absence. A non-employee director’s participation in the SPP terminates upon his or her ceasing to be a member of the Board.

Participants in Non-US Jurisdictions

With respect to participants that are subject to the tax laws of a jurisdiction outside of the US, the SPP allows the Compensation Committee to adopt such modifications and procedures as it deems necessary or desirable to comply with the provisions of the laws of such non-U.S. jurisdictions in order to assure the viability of the benefits paid to such participants. Further, the Compensation Committee may adopt sub-plans applicable to separate classes of eligible employees and non-employee directors who are subject to the laws of jurisdictions outside of the U.S.

Distribution of Common Stock

The SPP provides that as soon as practicable following the last day of the plan year (but in any event, no more than two and one-half months thereafter), the Compensation Committee will distribute to each person who was a participant during the plan year a certificate or certificates representing the number of whole shares of Company common stock determined by dividing (i) the amount of the participant’s contributions for the plan year plus accrued interest, by (ii) 85% of the lower of the fair market value of the Company common stock on the first and last day of the plan year.

Under the SPP, “fair market value” means, as of any date that requires determination of the fair market value, the closing price of our common stock as quoted on Nasdaq on such date of determination (with other definitions provided under the plan if our common stock is no longer traded on Nasdaq).

The Compensation Committee may, in its discretion, require a participant to pay, prior to the distribution of Company stock, the amount the Compensation Committee deems necessary to satisfy the Company’s obligation to withhold applicable taxes that the participant incurs as a result of his or her participation in the SPP. The participant may deliver sufficient shares of Company stock, cash or irrevocably elect for the participating employer to withhold from the shares of stock to be distributed a sufficient number of shares of stock. The SPP permits the Company or its subsidiary to deduct from all cash payments made to a participant any applicable required taxes to be withheld with respect to such payments.

Administration of the SPP

The Compensation Committee oversees and administers the SPP. The Committee has power to determine the amount of benefits payable to participants and construe and interpret the plan whenever necessary to carry out the SPP’s intention and purpose. The Committee is authorized to administer the plan as necessary to take account of tax, securities law and other regulatory requirements of foreign jurisdictions. The Committee is also generally able to designate one or more of its members or the Chief Executive Officer or Chief Financial Officer of the Company to carry out the Committee’s responsibilities under such conditions and limitations as the Committee may determine. The SPP provides indemnity (except in the case of fraud, willful misconduct or failure to act in good faith) to members of the Board, the Committee, the Chief Executive Officer, the Chief Financial Officer and other officers or employees to whom duties or responsibilities are delegated in connection with the operation, administration or interpretation of the SPP. Any authority or responsibility that may be exercised by the Committee is also exercisable by the Board. The Board or the Committee is able to extend or terminate the benefits of the SPP to any subsidiary of the Company at any time without the approval of the Company’s shareholders.

Amendment and Termination of SPP

The Board may amend or terminate the SPP at any time. Upon the termination of the SPP, each participant will receive a refund of his or her contributions for the plan year plus accrued interest. However, the Board must obtain shareholder approval to increase the maximum number of shares issuable under the plan (as it is proposing to do now). Also, the Board may not amend or terminate the SPP if it would decrease the participant’s accrued benefits as of the effective date of such action, unless the Board determines that amendments to the plan are necessary or appropriate to exempt issuances from or conform the SPP to the requirements of Section 409A of the Code, in which case the Board may adopt such amendments to the plan, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) as it deems appropriate under the circumstances.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences to U.S. employees with respect to Company common stock issued under the SPP. This discussion applies to employees and directors who are citizens or residents of the U.S. and U.S. taxpayers. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the SPP. The SPP is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

All amounts contributed to the SPP are deducted from each participant’s taxable compensation on an after-tax basis. Participants will recognize taxable income on the interest they earn on their contributions to the SPP in the taxable year in which the interest accrues. When shares of Company common stock are distributed to participants at the end of the plan year, participants will also recognize taxable income on the difference between the fair market value of the Company common stock on that date and the purchase price participants pay for the shares. If participants sell shares of Company common stock that they received under the SPP, any gain or loss will be taxed as a capital gain or loss. Subject to the applicable provisions of the Code and applicable regulations, the participant’s employer will generally be entitled to a federal income tax deduction in an amount equal to the taxable income that each participant recognizes. Each participant’s employer will be entitled to this deduction for the taxable year that includes the last day of the taxable year for which a participant recognizes taxable income.

For U.S. income tax purposes, the gross amount of dividends paid to participants who hold shares of Company common stock will be treated as gross dividend income to such holders in the year in which such dividend is received to the extent paid or deemed paid out of the Company’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes.

Section 409A

Section 409A of the Code applies to compensation plans providing deferred compensation to employees and directors, and potentially could apply to the SPP. Failure to comply with Section 409A, with respect to compensation deferred under the SPP, in the absence of an applicable exemption, could result in current income taxation to the recipient for all amounts deferred as well as the imposition of an additional 20% tax and interest on any underpayment of tax. In general, Section 409A should not apply to the SPP (provided there is no deferral of income beyond the date that is two and one half months after the end of the plan year).

The Board unanimously recommends you vote “FOR” the proposal to approve Amendment No. 2 to the Second Amended and Restated Stock Purchase Plan.

PROPOSAL 5: RATIFICATION OF THE SELECTION OF

EY AS INDEPENDENT REGISTERED

 PUBLIC ACCOUNTING FIRM FOR 2021

We are asking you to ratify the Audit and Finance Committee’s selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2021. EY has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit and Finance Committee to discuss audit findings and other financial matters.

Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders. The work performed by EY during 2020 and 2019 and related fee information is described below.

Although shareholder ratification is not required, the appointment of EY is being submitted for ratification as a matter of good corporate practice with a view towards soliciting shareholders’ opinions that the Audit and Finance Committee will take into consideration in future deliberations. If EY’s selection is not ratified at the Annual Meeting, the Audit and Finance Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that you vote “FOR” ratification of the selection of EY as independent registered public accounting firm for 2021.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by EY for the audits of the Company’s financial statements for the fiscal years ended December 31, 2020 and December 31, 2019, respectively, and the fees billed for other services rendered by EY during each such fiscal year.

	2020	2019
Audit Fees	$2,074,438	$2,229,076
Audit-Related Fees	—	16,517
Tax Fees	266,934	564,400
All Other Fees	7,500	7,165
Total	$2,348,872	$2,817,158

Audit Fees

Audit fees consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, and statutory audits of our subsidiaries.

Audit-Related Fees

Audit-related fees in 2019 consisted of the aggregate fees, including expenses, rendered for professional services, such as accounting consultations and assurance services in connection with transactions, not reported under “Audit Fees.”

Tax Fees

Tax fees in 2020 and 2019 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All other fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2020 and 2019, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit and Finance Committee approves all audits, audit-related services, tax services and other services provided by EY. Any services provided by EY that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit and Finance Committee in advance of any engagement, or (ii) pre-approved by the Chair of the Audit and Finance Committee pursuant to authority delegated to him by the other independent members of the Audit and Finance Committee, in which case the Audit and Finance Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit and Finance Committee prior to the completion of the audit engagement. In 2020 and 2019, all fees paid to EY for non-audit services were pre-approved.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit and Finance Committee held nine meetings during the 2020 fiscal year. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited consolidated financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Audit and Finance Committee
James F. Hinrichs, Committee Chair
Alexis V. Lukianov
John E. Sicard

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2022 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before December 30, 2021. Please address your proposals to: Chairman of the Board, Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056.

Shareholders who intend to present an item of business at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) (other than a proposal submitted for inclusion in the Company’s 2022 proxy statement in accordance with the prior paragraph), including nominations for election to the Board of Directors, must provide notice of such business to the Company’s Secretary no earlier than February 21, 2022 and no later than March 23, 2022 (or, if the 2022 Annual Meeting is held more than 30 days before or more than 60 days after the one-year anniversary of this year’s Annual Meeting, no earlier than 120 days before the 2022 Annual Meeting and no later than the later of 90 days before the 2022 Annual Meeting or the 10th business day following the Company’s public announcement of the date of the 2022 Annual Meeting), as set forth more fully in, and in compliance with, the Company’s bylaws.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Orthofix and some brokers may be householding proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Orthofix that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a shareholder of record of Orthofix, notify Orthofix by sending a written or oral request to Investor Relations, Attention: Ms. Alexa Huerta, 3451 Plano Parkway, Lewisville, Texas 75056, Tel. (214) 937-3190. Shareholders of Orthofix who share a single address, but receive multiple copies of Orthofix’s proxy statement, may request that in the future they receive a single copy by notifying Orthofix at the telephone and address set forth in the preceding sentence. In addition, Orthofix will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

(The following is the text of the proposed Amendment No. 2 to the Amended and Restated 2012 LTIP. This text is followed by the current text of the Amended and Restated 2012 LTIP, as amended by Amendment No. 1 thereto (without giving effect to the proposed Amendment No. 2.)

AMENDMENT NO. 2 TO

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED

2012 LONG-TERM INCENTIVE PLAN

WHEREAS, Orthofix Medical Inc. (the “Company”) has established and maintains the Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company’s Board of Directors desires to amend the Plan, subject to the approval of the Company’s shareholders, solely to increase the number of shares of common stock of the Company reserved and available for issuance pursuant to the Plan by 1,200,000 shares.

NOW, THEREFORE, BE IT RESOLVED, that by virtue and in exercise of the power reserved to the Company’s Board of Directors by Section 5.3 of the Plan, the Plan be and hereby is amended, subject to approval by the Company’s shareholders (this “Amendment”), in the following particulars, to be effective as of the date the Company’s shareholders approve this Amendment:

1. By substituting the phrase “Seven Million Fifty Thousand (7,050,000) shares” for the phrase “Five Million Eight Hundred Fifty Thousand (5,850,000) shares” in Section 4.1(a) of the Plan.

* * * * *

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN, AS AMENDED BY AMENDMENT NO. 1 THERETO

1.	PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of options, stock appreciation rights, restricted stock, stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of annual or long-term performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Non-qualified Stock Options or Incentive Stock Options, as provided herein.

Signature Page to the

Orthofix International N.V. 2018 Omnibus Incentive Plan

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply, unless the context clearly indicates otherwise:

2.1“Affiliate” means any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided, that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2“Annual Incentive Award” means an Award, denominated in cash, made subject to the attainment of performance goals (as provided in Section 14) over a Performance Period of up to one (1) year, which shall be the Company’s fiscal year, unless otherwise specified by the Committee.

2.3“Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed.

2.4“Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Award, an Other Equity-Based Award, an Annual Incentive Award or cash.

2.5“Award Agreement” means the agreement, in such paper, electronic or other form as determined by the Committee, between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.6“Benefit Arrangement” shall have the meaning set forth in Section 15.

2.7“Board” means the Board of Directors of the Company.

2.8“Cause” shall have the meaning set forth in the applicable agreement between the Grantee and the Company or an Affiliate, and in the absence of such agreement, means, as determined by the Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.  Any determination by the Committee regarding whether an event constituting Cause shall have occurred shall be finding, binding and conclusive.

2.9“Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto.  References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.10“Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1 (or, if no Committee has been so designated, the entire Board itself).

2.11“Company” means Orthofix Medical Inc., a Delaware corporation, and any successor thereto.

2.12“Corporate Transaction” means, subject to Section 18.10, (a) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of all classes of stock of the Company; (b) individuals who on the Effective Date constitute the Board (together with any new Directors whose election by such Board or whose nomination by such Board for election by the shareholders of the Company was approved by a vote of at least a majority of the members of such Board then in office who either were members of such Board on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office; (c) the Company consummates a transaction with, or merger with or into, any Person, or any Person consummates a transaction with, or merger with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the surviving Person in such merger or consolidation transaction immediately after such transaction; (d) there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or (e) the shareholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.  The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Corporate Transaction has occurred pursuant to the above definition, the date of the occurrence of such Corporate Transaction, and any incidental matters relating thereto.

2.13“Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.14“Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.15“Effective Date” means June 18, 2018, the date of the approval of the Plan, as amended and restated, by the Company’s shareholders, the Plan, as amended and restated, having been approved by the Board on April 23, 2018.

2.16“Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.17“Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as follows, subject to Section 18.3:

(a)If on the Grant Date or other determination date the shares of Stock are listed on an established national or regional stock exchange (a “Stock Exchange”), or are publicly traded on an established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or Securities Market (provided that if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination) on the Grant Date or other determination date. If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be, as determined by the Committee, the mean between (i) the highest bid price and the lowest asked price of the Stock as reported on such Stock Exchange or such Securities Market on such date or (ii) the high and low sale prices of the Stock as reported on such Stock Exchange or such Securities Market on such date, or if no sale of Stock shall have been so reported for such date, on the immediately preceding day on which any sale of Stock shall have been reported on such Stock Exchange or Securities Market.

(b)If on such Grant Date or other determination date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

2.18“Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.19“Grant Date” means, as determined by the Committee, the later to occur of (a) the date as of which the Company completes the corporate action constituting the Award, or (b) such date subsequent to the date specified in clause (a) as may be specified by the Committee.

2.20“Grantee” means a person who receives or holds an Award under the Plan.

2.21“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

2.22“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.23“Option” means an option to purchase one or more shares of Stock at a specified Option Price pursuant to Section 8.

2.24“Option Price” means the exercise price for each share of Stock subject to an Option.

2.25“Original Effective Date” means April 13, 2012.

2.26“Other Agreement” shall have the meaning set forth in Section 15.

2.27“Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Award or an Annual Incentive Award.

2.28“Outside Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary.

2.29“Parachute Payment” shall have the meaning set forth in Section 15.

2.30“Performance Award” means an Award made subject to the attainment of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.

2.31“Performance Measures” means objective performance criteria on which performance goals under Performance Awards are based, such as: (a) net earnings or net income; (b) operating earnings; (c) pretax earnings; (d) earnings per share; (e) share price, including growth measures and total shareholder return; (f) earnings before interest and taxes; (g) earnings before interest, taxes, depreciation and/or amortization; (h) earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments; sales and use tax settlement; and gain on non-monetary transactions; (i) sales or revenue growth, whether in general, by type of product or service, or by type of customer; (j) gross or operating margins; (k) return measures, including return on assets, capital, investment, equity, sales or revenue; (l) cash flow, including: operating cash flow; free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures; levered free cash flow, defined as free cash flow less interest expense; cash flow return on equity; and cash flow return on investment; (m) productivity ratios; (n) expense targets; (o) market share; (p) financial ratios as provided in credit agreements of the Company and its Subsidiaries; (q) working capital targets; (r) completion of acquisitions of businesses or companies; (s) completion of divestitures and asset sales; and (t) any combination of the foregoing business criteria.

2.32“Performance Period” means the period of time during which the performance goals under Performance Awards and Annual Incentive Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance Awards or Annual Incentive Awards.

2.33“Plan” means this Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan, as it may be further amended from time to time.

2.34“Prior Plan” means the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan.

2.35“Purchase Price” means the purchase price, if any, for each share of Stock subject to an Award of Restricted Stock, Stock Units or Unrestricted Stock.

2.36“Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.37“SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee pursuant to Section 9.

2.38“Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.39“Service” means service of a Grantee as a Service Provider to the Company or any Affiliate.  Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or any Affiliate.  If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.  Any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.

2.40“Service Provider” means, as of any date of determination, (a) an employee, officer, or director of the Company or an Affiliate, or (b) a consultant (who is a natural person) or adviser (who is a natural person) of the Company or any Affiliate who provides bona fide services to the Company or any Affiliate and whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s stock.

2.41“Share Limit” shall have the meaning set forth in Section 4.1(a).

2.42“Stock” means the common stock, par value $0.10 per share, of the Company, or any security for which the shares of Stock may be exchanged or into which the shares of Stock may be converted.

2.43“Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.44“Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash or a combination thereof.

2.45“Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company and Subsidiaries collectively own, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.46“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.47“Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries.  In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.48“Unrestricted Stock” shall have the meaning set forth in Section 11.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

3.	ADMINISTRATION OF THE PLAN

3.1Committee.

(a)The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (i) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (ii) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

(b)In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee or another committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to the Committee or such other committee pursuant to this Section 3.1. Unless otherwise expressly determined by the Board, any such action or determination by the Committee or other committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

(c)Except as provided in Section 3.2 and except as the Board may otherwise determine, the Committee shall consist of two or more Outside Directors of the Company who: (a) meet such requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act, and (b) comply with the independence requirements of the Stock Exchange or Securities Market on which the Stock is listed or publicly traded; provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1 or otherwise provided in any charter of the Committee; provided, further that, notwithstanding anything in the Plan to the contrary, to the extent necessary to satisfy any transition rule or applicable transition guidance pertaining to Awards intended to satisfy the criteria for performance-based compensation under Code Section 162(m), the Committee administering such Awards shall consist of two or more Outside Directors who qualify as “outside directors” within the meaning of Code Section 162(m) and the applicable guidance thereunder.  Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

(d)The Board may also appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act and any Stock Exchange or Securities Market on which the Stock is listed or publicly traded. Any reference to “Committee” in the Plan, any Award or any Award Agreement shall be deemed, as applicable, to refer to any committee appointed by the Board pursuant to this Section 3.1.

(e)To the extent permitted by Applicable Laws, the Committee may, by resolution, delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (i) to make Awards to directors of the Company, (ii) to make Awards to employees who are (A) “executive officers” as defined in Rule 3b-7 under the Exchange Act, or (B) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1, or (iii) to interpret the Plan, any Award or any Award Agreement.  Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter.  Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company.  At all times, an officer of the Company delegated authority pursuant to this Section 3.1 will serve in such capacity at the pleasure of the Committee.  Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference to the “Committee” in the Plan, any Award or any Award Agreement shall be deemed, to the extent consistent with the terms and limitations of such delegation, to refer to each officer delegated authority by the Committee pursuant to this Section 3.1.

3.2Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s articles of incorporation and bylaws and Applicable Laws.

3.3Terms of Awards.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a)designate Grantees;

(b)determine the type or types of Awards to be made to a Grantee;

(c)determine the value or number of shares of Stock to be subject to an Award;

(d)establish the terms and conditions of each Award (including the Option Price of any Option, the SAR Exercise Price of any SAR, and the Purchase Price of shares of Restricted Stock or vested Stock Units, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Corporate Transaction (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(e)prescribe the form of each Award Agreement evidencing an Award;

(f)amend, modify, reprice (except as such practice is prohibited by Section 3.5 herein), or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, materially impair the Grantee’s rights under such Award; and

(g)make Substitute Awards.

3.4Forfeiture; Recoupment

(a)The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (iv) confidentiality obligation with respect to the Company or an Affiliate, (v) Company or Affiliate policy or procedure, (vi) other agreement, or (vii) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement.  If the Grantee of an outstanding Award is an employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

(b)Any Award granted pursuant to the Plan, to the extent provided in any Award Agreement relating thereto, shall be subject to mandatory repayment by the Grantee of such Award to the Company to the extent that such Grantee is or in the future becomes subject to (i) any Company or Affiliate “clawback” or recoupment policy or (ii) any Applicable Laws, in each case that require the repayment by such Grantee to the

Company or Affiliate of compensation paid to such Grantee by the Company or an Affiliate in the event that such Grantee fails to comply with, or violates, the terms or requirements of such policy.

(c)If the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Grantee of an Award under such Award Agreement who knowingly engaged in such misconduct, was grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or was grossly negligent in failing to prevent such misconduct, shall reimburse the Company the amount of any payment in settlement of such Award earned or accrued during the period of twelve (12) months following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.

(d)Notwithstanding any other provision of the Plan or any provision of any Award Agreement, if the Company is required to prepare an accounting restatement, then Grantees shall forfeit any cash or Stock received in connection with an Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery thereof to the Grantee if the Grantee no longer holds the shares of Stock) if pursuant to the terms of the Award Agreement for such Award, the amount of the Award earned or the vesting in the Award was expressly based on the achievement of pre-established performance goals set forth in the Award Agreement (including earnings, gains, or other performance goals) that are later determined, as a result of the accounting restatement, not to have been achieved.

3.5No Repricing.

Notwithstanding anything in the Plan to the contrary, except in connection with a Corporate Transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Company may not (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (b) cancel or assume outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs; or (c) cancel or assume outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash, Awards, or other securities, in each case, unless such action (i) is subject to and approved by the Company’s shareholders, or (ii) is an appropriate adjustment pursuant Section 17.

3.6Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into deferred Stock equivalents and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.7No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement.  Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 3.7 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

3.8Stock Issuance; Book-Entry.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including by book-entry or direct registration or by the issuance of one or more stock certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1Number of Shares of Stock Available for Awards.

(a)Subject to adjustment pursuant to Section 17, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (i) Five Million Eight Hundred Fifty Thousand (5,850,000) shares, plus (ii) the number of shares of Stock available for awards under the Prior Plan as of the Original Effective Date, plus (iii) the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Original Effective Date which thereafter (A) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (B) are settled in cash in lieu of such shares or (C) are exchanged with the Committee’s permission, before the issuance of such shares, for compensatory awards not involving shares (the “Share Limit”).

(b)Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

(c)Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock and issued shares that have been reacquired by the Company.

4.2Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions involving the Company or a Subsidiary to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to grant Substitute Awards under the Plan therefor.  The Share Limit shall not be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards.  Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3Share Usage.

(a)Shares of Stock subject to an Award shall be counted against the Share Limit as used as of the Grant Date.

(b)Any shares of Stock that are subject to Awards of Options and SARs shall be counted against the Share Limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to such Award.  Any shares of Stock that are subject to Awards other than Options or SARs shall be counted against the Share Limit set forth in Section 4.1(a) as 1.84 shares for every one (1) share of Stock subject to such Award. With respect to SARs, the number of shares of Stock subject to an award of SARs shall be counted against the Share Limit under the Plan regardless of the number of shares of Stock actually issued to settle such SARs upon exercise.  With respect to Performance Awards and Annual Incentive Awards, a number of shares of Stock at least equal to the target number of shares issuable under such Award, and with giving effect to the share counting rules set forth in this section, shall be counted against the Share Limit as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued, with giving effect to the share counting rules set forth in this section, upon settlement of the Performance Awards and Annual Incentive Awards, to the extent different from such number of shares.

(c)Any shares of Stock related to Awards under the Plan or awards outstanding under Prior Plan as of the Original Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares or is settled in cash in lieu of shares shall be available again for grant under the Plan in an amount determined in accordance with the methodology set forth in Section 4.3(b).

(d)The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option or Stock Appreciation Right, (ii) that were not issued upon the net settlement or net exercise of an Option or Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iv) purchased by the Company with proceeds from Option or Stock Appreciation Right exercises.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1Effective Date.

The Plan became effective on the Original Effective Date.  The Plan, as amended and restated, shall be effective as of the Effective Date.  The Plan as in effect prior to its amendment and restatement shall apply to all awards granted on and after the Original Effective Date and prior to the Effective Date.  Following the Original Effective Date, no awards shall be made under the Prior Plan.  Notwithstanding the foregoing, shares of Stock reserved under the Prior Plans to settle awards which are made under the Prior Plans prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

Notwithstanding any other provision of the Plan or any Award, each Award made under the Plan prior to November 2, 2017 that was intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code prior to its repeal (“162(m) Awards”) and each Award which was otherwise not subject to the deduction limitation of Section 162(m) of the Code shall be subject to any additional limitations as the Committee determines necessary for such 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal (or to be so exempt) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017, and to the extent any of the provisions of the Plan or any Award (or any amendments hereto pursuant to this amendment and restatement of the Plan) would cause any 162(m) Awards to fail to so qualify or other Awards to be so exempt, any such provisions shall not apply to such Awards to the extent necessary to ensure the continued qualification or exemption of such Awards. To the extent permitted by Applicable Law, the Plan and any such Awards shall be deemed amended to the extent necessary to conform to such requirements.

5.2Term.

The Plan shall terminate automatically on the first to occur of (a) the day before the tenth (10th) anniversary of the Effective Date, (b) the date determined in accordance with Section 5.3, and (c) the date determined in accordance with Section 17.3.  Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.3Amendment, Suspension and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan, provided, that with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair the Grantee’s rights under any such Award.  The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange or Securities Market on which the Stock is then listed or publicly traded), provided that no amendment shall be made to the no-repricing provisions of Section 3.5, the Option Price provisions of Section 8.1, or the SAR Exercise Price provisions of Section 9.1 without the approval of the Company’s shareholders.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to any Service Provider, as the Committee shall determine and designate from time to time.

6.2Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a)The maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan to a Grantee other than an Outside Director is 400,000 shares per fiscal year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to a Grantee other than an Outside Director in the fiscal year that the person is first employed by the Company or its Affiliates is 800,000 shares.

(b)The maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, to a Grantee other than an Outside Director is 200,000 shares per fiscal year; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to a Grantee other than an Outside Director in the fiscal year that the person is first employed by the Company or its Affiliates is 400,000 shares.

(c)The maximum amount that may be paid as a cash-denominated Annual Incentive Award (whether or not cash-settled) in respect of a Performance Period of 12 months or less to a Grantee other than an Outside Director shall be $3,000,000, and the maximum amount that may be paid as a cash-denominated Performance Award (whether or not cash-settled) in respect of a Performance Period greater than 12 months to a Grantee other than an Outside Director shall be $6,000,000.

(d)The maximum total compensation (including cash payments and the aggregate Grant Date fair value of Awards (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or its successors)) that may be granted under the Plan) that may be paid to or granted in a fiscal year to an Outside Director for his or her service as a member of the Board or a committee of the Board is $1,000,000.

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.5, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. Subject to Section 3.5, if an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity acquired by the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.5, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that, the Option Price or grant price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

6.4Minimum Vesting Requirements.

Except with respect to a maximum of five percent (5%) of the Share Limit, (a) no portion of any Award (other than Substitute Awards) that vests on the basis of the Grantee’s continued Service shall be granted with vesting conditions under which vesting occurs earlier than the one (1) year anniversary of the Grant Date, and (b) no portion of any Award (other than Substitute Awards) that vests upon the attainment of Performance Measures shall be granted with a Performance Period of less than twelve (12) months.  Notwithstanding the preceding, the Committee may provide for the earlier vesting, exercisability, and/or settlement under any such Award (i) in the event of the Grantee’s death, Disability or retirement, or (ii) in connection with a Corporate Transaction.  The foregoing five percent (5%) limit shall be subject to adjustment consistent with the share usage rules of Section 4.3 and the adjustment provisions of Section 17.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.  In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the Grant Date; provided, that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2Vesting and Exercisability.

Subject to Sections 6.4, 8.3 and 17.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement; provided, that no Option relying on the five percent (5%) exception set forth in Section 6.4 shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the day before the tenth (10th) anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the day before the fifth (5th) anniversary of the Grant Date of such Option; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date on which the Plan is approved by the shareholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6Method of Exercise.

Subject to the terms of Sections 12 and 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7Rights of Holders of Options.

A Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.8.

8.9Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option.  Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of shares as would have applied to the Grantee thereof. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1Right to Payment and SAR Exercise Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one share of Stock on the date of exercise over (b) the SAR Exercise Price as determined by the Committee.  The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be no less than the Fair Market Value of a share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or part of any other Award or without regard to any Option or other Award; provided, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the Grant Date of such SAR.

9.2Other Terms.

Subject to Sections 6.4, 9.3 and 17.3, the Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR; provided, that no SARs relying on the five percent (5%) exception set forth in Section 6.4 shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

9.3Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the day before the tenth (10th) anniversary of the Grant Date of such SAR, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4Rights of Holders of SARs.

A Grantee or other person holding or exercising a SAR shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other person.  Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

9.5Transferability of SARs.

Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of shares as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock or Stock Units may be made for consideration or for no consideration (other than the par value of the shares of Stock, which shall be deemed paid by past or future Services by the Grantee to the Company or an Affiliate).

10.2Restrictions.

Subject to Sections 6.4 and 17.3, at the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Stock Units as provided in Section 14.  Awards of Restricted Stock or Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3Restricted Stock Certificates; Book-Entry Registration.

Subject to Section 3.8 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided, that such certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.  Pursuant to Section 3.8, to the extent Restricted Stock is represented by a book-entry, such book entry shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.

10.4Rights of Holders of Restricted Stock.

Holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock.  Notwithstanding the foregoing, cash dividends declared or paid on shares of Restricted Stock (i) shall not be paid currently but instead shall be accrued, (ii) shall be subject to the same vesting conditions and restrictions applicable to such underlying shares of Restricted Stock, and (iii) shall not vest or become payable unless and until the shares of Restricted Stock to which the dividends apply become vested and nonforfeitable.  All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions applicable to such underlying shares of Restricted Stock.

10.5Rights of Holders of Stock Units.

10.5.1Voting and Dividend Rights.

Holders of Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Stock Units, to direct the voting of the shares of Stock subject to such Stock Units, or to receive notice of any meeting of the Company’s shareholders). Subject to the restrictions on Dividend Equivalent Rights set forth in Section 13, the Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive Dividend Equivalent Rights.

10.5.2Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6Termination of Service.

Unless the Committee provides otherwise in an Award Agreement or in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock or Stock Units.

10.7Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.

The Grantee shall be required, to the extent required by Applicable Laws, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (a) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (b) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units.  The Purchase Price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8Delivery of Shares of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration or a stock certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.8, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the shares of Stock represented by the Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY- BASED AWARDS

(a)In each case subject to the five percent (5%) limit set forth in Section 6.4., the Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan.  Awards of Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past or future Service and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

(b)The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Subject to Section 6.4, Awards granted pursuant to this Section 11(b) may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals.  The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement or in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or vested Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

12.2Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or vested Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock or Stock Units), to the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3.

12.4Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock or vested Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) Service to the Company or an Affiliate and (b) net exercise, net settlement or share withholding.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date (with or without being subject to forfeiture or a repayment obligation). A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Subject to this Section 13, the terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor.  Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights. Any such reinvestment in additional shares of Stock shall be at the Fair Market Value thereof on the date of such reinvestment.  Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. Notwithstanding the foregoing, a Dividend Equivalent Right granted as a component of another Award (i) shall not be paid currently but instead shall be accrued, (ii) shall be subject to the same vesting conditions and restrictions applicable to the Award to which the Dividend Equivalent Rights correspond, and (iii) shall not vest or become payable unless and until the Award to which the Dividend Equivalent Rights correspond becomes vested and settled.

13.2Termination of Service.

Unless the Committee otherwise provides in an Award Agreement or in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1Grant of Performance Awards and Annual Incentive Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Awards and/or Annual Incentive Awards to a Grantee in such amounts and upon such terms as the Committee shall determine.

14.2Value of Performance Awards and Annual Incentive Awards.

Each Performance Award and Annual Incentive Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee at the time of grant.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or the number shares of Stock subject to Performance Awards and Annual Incentive Awards that will be paid out to the Grantee thereof.

14.3Earning of Performance Awards and Annual Incentive Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance Awards or Annual Incentive Awards shall be entitled to receive a payout of the value and/or the number shares of Stock subject to Performance Awards and Annual Incentive Awards earned by the Grantee over such Performance Period.

14.4Form and Timing of Payment of Performance Awards and Annual Incentive Awards.

Payment of earned Performance Awards and Annual Incentive Awards shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement.  Subject to the terms of the Plan, the Committee, in its sole discretion, (a) may pay earned Performance Awards in the form of cash, shares of Stock, other Awards, other property or a combination thereof and (b) shall pay the value of the earned Performance Awards and Annual Incentive Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which such Performance Period ends.  Any shares of Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Awards.

14.5Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance Award or Annual Incentive Award, and the timing thereof, may be subject to the achievement of such Performance Measures as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.  Performance under any of the Performance Measures (i) may be used to measure the performance of (A) the Company, its Subsidiaries and other Affiliates as a whole, (B) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (C) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate and (ii) may be compared to the performance of one or more other companies, or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select Performance Measure specified in Section 2.31(e) for comparison to performance under one or more stock market indices designated or approved by the Committee.  The Committee also shall have the authority to provide for accelerated vesting of any Performance Award or Annual Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.  For the avoidance of doubt, nothing herein is intended to prevent the Committee from granting Awards subject to subjective performance conditions (including individual performance conditions); provided, that such Awards shall not be considered Performance Awards under the Plan.

14.5.1Evaluation of Performance.

The Committee may provide in any Performance Award or Annual Incentive Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating, or non-recurring items and items that are either of an unusual nature or of a type that indicates infrequency of occurrence as a separate component of income from continuing operations; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) impact of shares of Stock purchased through share repurchase programs; (i) tax valuation allowance reversals; (j) impairment expense; and (k) environmental expense.

15.	PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the

Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a)to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b)if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.	REQUIREMENTS OF LAW

16.1General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person of any provision of the Company’s articles of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award.  Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act.  Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive.  The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act.  The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable

Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan.  In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the Share Limit set forth in Section 4.1(a), the individual share limits set forth in Section 6.2, and the five percent (5%) limit set forth in Section 6.4 shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Exercise Price, as the case may be.  The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Committee shall, in such manner as it deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Exercise Price of outstanding SARs as required to reflect such distribution.

17.2Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Corporate Transaction.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Exercise Price, if applicable, so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation.  Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger, or consolidation.  In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 17.2, Performance Awards and Annual Incentive Awards shall be adjusted (including any adjustment to performance goals applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance Awards or Annual Incentive Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

17.3Corporate Transaction in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or with respect to Performance Awards and Annual Incentive Awards, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Corporate Transaction in which outstanding Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent not assumed, continued, or substituted for:

(a)All Grantees of shares of Restricted Stock, Stock Units, and Dividend Equivalent Rights shall become vested in their Awards as of immediately prior to the occurrence of a Corporate Transaction and any shares of Stock or cash that become vested pursuant to the operation of this Section 17.3(a) shall be delivered, immediately prior to the occurrence of such Corporate Transaction;

(b)All Grantees of Options and SARs shall become immediately vested in their Awards as of immediately prior to the occurrence of a Corporate Transaction; and

(c)Either or both of the following two actions may be taken:

(i)At least fifteen (15) days prior to the scheduled consummation of such a Corporate Transaction, notice shall be given to all Grantees of vested Options and SARs outstanding hereunder (including Options and SARs that become vested pursuant to the operation of Section 17.3(b)) that such Options and SARs shall remain exercisable for a period of fifteen (15) days and shall thereafter be terminated.  With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Corporate Transaction and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

and/or

(ii)The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Corporate Transaction and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject such Options or SARs multiplied by the amount, if any, by which (A) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (B) the Option Price or SAR Exercise Price applicable to such Awards.

(d)For Performance Awards and Annual Incentive Awards denominated in Stock or Stock Units, if less than half of the Performance Period has lapsed, such Performance Awards and Annual Incentive Awards shall be converted into Restricted Stock or Stock Units assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply).  If more than half the Performance Period has lapsed, such Performance Awards and Annual Incentive Awards shall be converted into Restricted Stock or Stock Units based on actual performance to date (or into Unrestricted Stock if no further restrictions apply).  If actual performance is not determinable, such Performance Awards and Annual Incentive Awards shall be converted into Restricted Stock or Stock Units assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(e)Other-Equity Based Awards shall be governed by the terms of the applicable Award Agreement.

17.4Corporate Transaction in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Corporate Transaction in which outstanding Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:

(a)The Plan and the Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of such Awards, or for the substitution for such Awards of new common stock options, stock appreciation rights, restricted stock, common stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.

(b)In the event an Award is assumed, continued or substituted upon the consummation of any Corporate Transaction and the employment of such Grantee with the Company or an Affiliate is terminated without Cause within one year following the consummation of such Corporate Transaction, such Award shall be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine.

17.5Adjustments

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.  The Committee may provide in the applicable Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4.  This Section 17 shall not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change in control events that are not Corporate Transactions.

17.6No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

18.	GENERAL PROVISIONS

18.1Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate.  In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein.  The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee, in its discretion, determines desirable.

18.3Withholding Taxes.

(a)The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided, however, that if there is a same day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which the same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee.  The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

(b)The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdiction).

(c)Notwithstanding Section 2.17 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Exercise Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including but not limited to using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4Captions.

The use of captions in the Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.

18.7Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8Governing Law

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9Foreign Jurisdictions.

To the extent the Committee determines that the terms set by the Committee imposed by the Plan preclude the achievement of the purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate, or desirable to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan.  The Committee may adopt or approve sub-plans, appendices, or supplements to, or amendments, restatements, or alternative versions of the Plan as in effect for any other purposes.  The special terms and any sub-plans, appendices, supplements, amendments, restatements, or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

18.10Section 409A of the Code.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A.  Any payments described in the Plan that are due within the “short-term deferral period” within the meaning of Code Section 409A will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s “separation from service” within the meaning of Code Section 409A will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Corporate Transaction, in no event will a Corporate Transaction be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).  If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A.  No provision of this paragraph shall in any way affect the determination of a Corporate Transaction for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Committee.

18.11Non-Payment of Dividends or Dividend Equivalent Rights on Unvested Awards

For the avoidance of doubt, and notwithstanding anything in the Plan or any Award Agreement to the contrary, no dividends or Dividend Equivalent Rights shall be paid on any unvested Award and any dividends or Dividend Equivalent Rights granted in respect to any Award shall be paid at the time, if at all, that the Award to which it relates becomes vested.

* * *

(The following is the text of the proposed Amendment No. 2 to the Second Amended and Restated Stock Purchase Plan. This text is followed by the current text of the Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 1 thereto (without, and giving effect to the proposed Amendment No. 2.)

AMENDMENT NO. 2 TO

ORTHOFIX MEDICAL INC.

SECOND AMENDED AND RESTATED

STOCK PURCHASE PLAN

WHEREAS, Orthofix International N.V. (the “Company”) has established and maintains the Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 1 thereto (the “Plan”); and

WHEREAS, the Company’s Board of Directors desires to amend the Plan, subject to the approval of the Company’s shareholders, to increase the number of shares of common stock of the Company reserved and available for issuance pursuant to the Plan from 2,350,000 to 2,850,000.

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company’s Board of Directors by Section 9 of the Plan, the Plan be and hereby is amended, subject to approval by the Company’s shareholders, in the following particulars, to be effective as of the date the Company’s shareholders approve the Amendment:

1.	By substituting the phrase “2,850,000 shares” for the phrase “2,350,000 shares” in Section 3(a) of the Plan.

* * * * *

ORTHOFIX MEDICAL INC.

SECOND AMENDED AND RESTATED

STOCK PURCHASE PLAN, AS AMENDED

BY AMENDMENT NO. 1 THERETO

1.	Purpose

The purpose of the Plan is to encourage eligible employees and directors to become owners of common stock of Orthofix Medical Inc., thereby giving them a greater interest in the growth and success of its business.

2.	Definitions

The following definitions are used throughout the Plan:

(a)“Board of Directors” means the Board of Directors of the Company.

(b)“Code” means the Internal Revenue Code of 1986, as amended.

(c)“Committee” means the Compensation Committee of the Board of Directors. If, at any time, there is no acting Compensation Committee of the Board of Directors, the term “Committee” shall mean the Board of Directors.

(d)“Company” means Orthofix Medical Inc., a Delaware corporation, or any successor to substantially all of its business.

(e)“Director” means a member of the Board of Directors who is not also an employee of the Company or of a Subsidiary and is not an Employee for purposes of this Plan.

(f)“Effective Date” means the date determined in accordance with Section 11.

(g)“Employee” means a full-time or part-time employee of the Company or of a Subsidiary that has been designated as a participating employer under the Plan. Notwithstanding the foregoing, unless otherwise prohibited by the laws of the local jurisdiction, “Employee” shall not mean a temporary employee.

(h)“Fair Market Value” means, as of any date that requires the determination of the Fair Market Value of Orthofix Stock under this Plan, the value of a share of Orthofix Stock on such date of determination, calculated as follows:

(i)If shares of Orthofix Stock are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the share on such Nasdaq market system or such exchange on the next preceding day on which a closing sale price is reported;

(ii)If shares of Orthofix Stock are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the share in the over-the-counter market on such date, or, if no closing bid and asked prices are reported on such day, then the Fair Market Value shall be the average of the closing bid and asked prices of the share in the over-the-counter market on the next preceding day on which closing bid and asked prices are reported; or

(iii)If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

(i)“Orthofix Stock” means the Common Stock of the Company, $.10 par value. Unless the context indicates otherwise, the terms “share” or “shares” shall refer to a share or shares of Orthofix Stock.

(j)“Participant” means an Employee or Director who elects to participate in the Plan; provided, however, that no employee shall be allowed to be a Participant at any time if such employee, after exercising his or her rights to purchase shares under the Plan, would beneficially own shares of the Company’s Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. For purposes of the foregoing sentence, (i) an individual shall be considered as beneficially owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants, and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being beneficially owned proportionately by or for its shareholders, partners, or beneficiaries.

(k)“Plan” means the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as further amended from time to time.

(l)“Plan Period” means either of the consecutive six month periods beginning on November 1 or May 1, respectively, and ending on April 30 and October 31, respectively. In other words, the Plan Period will commence on November 1 and end on April 30, and will commence again on May 1 and end on

October 31. However, pursuant to Section 7, the Committee may change the duration, frequency, start and end dates of future Plan Periods.

(m)“Subsidiary” means (i) a domestic or foreign corporation, limited liability company, partnership or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such entity’s board of directors or analogous governing body or (ii) any other domestic or foreign corporation, limited liability company, partnership or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3.Shares Subject to the Plan

(a)The total number of shares of Orthofix Stock reserved and available for issuance pursuant to the Plan shall not exceed 2,350,000 shares. The shares of Orthofix Stock purchasable pursuant to the Plan may be authorized but previously unissued shares of Orthofix Stock or shares of Orthofix Stock held in treasury or purchased in the open market or in privately negotiated transactions. The Company shall bear all costs in connection with issuance or transfer of any shares and all commissions, fees and other charges incurred in purchasing shares for distribution pursuant to the Plan.

(b)A Participant shall have no rights as a shareholder with respect to shares of Orthofix Stock purchasable pursuant to the Plan until the date the Participant or his nominee becomes the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

(c)If the Committee determines that the total number of shares of Orthofix Stock to be purchased pursuant to the Plan on any particular date exceeds the number of shares then available for issuance under the Plan, the Committee shall make a pro rata allocation of the available shares on a uniform and non-discriminatory basis, and the payroll and other deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Orthofix Stock pro-rated to such individual, shall be refunded pursuant to Section 6.

4.Eligibility

Each Employee and Director (subject to Section 5(b) hereof) shall be eligible to participate in the Plan on the first day of any Plan Period, provided that he or she is actively employed or is a Director of the Company on such day.

5.Participation

(a)An eligible Employee shall become a Participant for any Plan Period by electing to contribute to the Plan, through payroll deductions, either a fixed amount or a percentage of his or her compensation for the Plan Period; provided, however, that such fixed amount or percentage shall not be less than 1% nor more than 25% (or such other percentage as the Committee may determine) of his or her compensation for the Plan Period. For purposes of the Plan, an Employee’s compensation shall mean (i) for non-commissioned employees, his or her regular salary or straight-time wages, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements; and (ii) for commissioned employees, his or her commissions, guaranteed payments, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements. An Employee’s election to participate in the Plan for any Plan Period shall be made prior to the beginning of such Plan Period on an authorized form and shall be made in accordance with procedures established by the Committee from time to time.

(b)An eligible Director shall become a Participant for any Plan Period by electing to contribute to the Plan, through a deduction of his or her annual director or other compensation paid in cash, either a fixed amount or a percentage of such director compensation for the Plan Period. A Director’s election to participate in the Plan for any Plan Period shall be made prior to the beginning of such Plan Period or, if later, within 30 days after the date on which such individual first becomes an eligible Director, on an authorized form and shall be made in accordance with procedures established by the Committee from time to time. Notwithstanding the foregoing, a Director’s election to participate in the Plan for the Plan Period in which he or she first becomes eligible to participate may be made within 30 days after the date on which such individual first becomes eligible to participate; provided, however, such election shall apply only to an amount of his or her annual or other director compensation paid in cash for such Plan Period equal to the total amount of the Director’s annual or other compensation paid in cash for such Plan Period multiplied by the ratio of the number of days remaining in the Plan Period after such election is made over the total number of days in the Plan Period for which such Director receives annual director or other compensation.

(c)A Participant must complete a new election with respect to each Plan Period in order to participate in the Plan Period. During any Plan Period, a Participant may make a one-time election to decrease (including to zero) his or her rate of payroll deductions applicable to such Plan Period.  Such one-time decrease shall not limit Participant’s ability to withdraw from the Plan pursuant to Section 5(e) below.  To make such one-time decrease, the Participant may submit a new election authorizing the new rate of payroll deductions at any time but no later than thirty (30) days before the last day of the Plan Period and in accordance with such other procedures as are established by the Committee from time to time.

(d)Participant contributions (i) in the case of Employees, shall be credited or deposited as soon as practicable following each payday, and (ii) in the case of Directors, shall be credited or deposited as soon as practicable following the Company’s deduction of all or a portion of the Director’s annual or other compensation. The Company shall maintain bookkeeping accounts of all Participant contributions but shall have no obligation to pay interest or to hold such amounts in a separate interest-bearing account at a bank or other financial institution (except as required by applicable law). To the extent separate interest-bearing accounts at a bank or other financial institution are required by applicable law, each such account shall be maintained in the name of the Plan for the benefit of Participants, and the balance of each such account shall remain the property of the Participants until transferred to the Company pursuant to Section 6. After the close of each Plan Period, the balance of the account will be used by (or transferred to) the Company to purchase Orthofix Stock for distribution to Participants and to pay cash in lieu of fractional shares as provided in Section 6.

(e)A Participant may elect to withdraw from the Plan by providing notice to the Committee by  the 20th day  of the last month of the applicable Plan Period, or the immediately preceding business day, if such day is a holiday or weekend. Upon withdrawal from the Plan, all payroll and other deductions under the Plan shall immediately cease, and a Participant shall receive, in lieu of any other benefits under the Plan, the following: (i) a refund of his or her contributions as soon as practicable following the date of withdrawal from the Plan, and in any event no later than the date that is two and one-half months following the last day of the Plan Period in which such Participant withdrew from the Plan, and (ii) to the extent a separate interest-bearing account at a bank or other financial institution was required by applicable law, a refund of the interest, if any, accrued through the date of payment at the rate in effect at the bank or other financial institution holding Participant contributions, which refund of accrued interest, if any, shall be paid immediately following the end of the Plan Period in which such Participant withdrew from the Plan, and in any event no later than the date that is two and one-half months following the last day of such Plan Period.

(f)An Employee’s participation in the Plan shall terminate upon his or her termination of employment. An Employee’s participation in the Plan shall, unless otherwise required by applicable law, terminate upon his or her leave of absence or absence from active employment for any other reason only if such Employee does not continue to make contributions to the Plan during such leave in accordance with procedures established by the Committee. An Employee whose participation in the Plan has terminated pursuant to this Section 5(f) shall be deemed to have withdrawn from the Plan for purposes of this Section 5.

(g)A Director’s participation in the Plan shall terminate if, during any Plan Period, such Director ceases to be a member of the Board of Directors for any reason. A Director whose participation in the Plan has terminated pursuant to this Section 5(g) shall be deemed to have withdrawn from the Plan for purposes of this Section 5.

(h)A Participant who withdraws his or her contributions or otherwise ceases participation before the 20th day of the last month of the applicable Plan Period, or the immediately preceding business day, if such day is a holiday or weekend, may again participate in the Plan for any subsequent Plan Periods, provided he or she satisfies the eligibility requirements of Section 4 and makes a timely election to contribute for such Plan Period.

(i)If any law, rule, or regulation applicable to an eligible Employee or Director prohibits the use of payroll or other deductions for purposes of the Plan, or if such deductions impair or hinder the operation of the Plan or affect the composition of the Board of Directors or any committee thereof, an alternative method of payment approved by the Committee may be substituted for such eligible Employee or Director, as applicable; provided, however, that if any law, rule or regulation relating to a Director participating in the Plan, in the sole discretion of the Board of Directors, would affect the composition of the Board of Directors or any committee thereof, the Board of Directors may terminate such Director’s participation in the Plan.

6.Distribution of Common Stock

(a)As soon as practicable following the last day of each Plan Period, but in any event no later than the date that is two and one-half months following the last day of such Plan Period, the Committee shall distribute to each Employee and Director who was a Participant for the entire Plan Period (or, in the event of the death of an Employee or Director prior to such distribution, to the Employee’s or Director’s beneficiary, as applicable) a certificate or certificates representing the number of whole shares of Orthofix Stock determined by dividing (i) the amount of the Participant’s contributions for the Plan Period (plus interest, if any, accrued to the extent required by applicable law on such contributions through the end of the Plan Period) by (ii) 85% of the Fair Market Value of the Orthofix Stock on the first day of the Plan Period or, if lower, on the last day of the Plan Period. Cash in the amount of any fractional share shall be paid to the Participant as soon as practicable following the last day of each Plan Period, but in any event, no later than the date that is two and one-half months following the last day of such Plan Period.

(b)The Committee may, in its discretion, require a Participant to pay to the Company or its Subsidiary, as appropriate, prior to the distribution of the Orthofix Stock, the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold applicable taxes, at the appropriate statutory rate, that the Participant incurs as a result of the Participant’s participation in the Plan. To satisfy the statutory tax withholding requirements, the Company or its Subsidiary  will irrevocably elect,  as appropriate, to withhold from the shares of Orthofix Stock to be distributed to the Participant the number of shares necessary (based upon the Fair Market Value of the Orthofix Stock at the date of withholding) to satisfy the Company’s tax withholding obligations. In the event the Committee subsequently determines that the aggregate Fair Market Value (on the date of withholding) of shares of Orthofix Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Participant shall pay to the Company, or its Subsidiary, as appropriate, immediately upon the Committee’s request, the amount of that deficiency. The Company or its Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with the Plan) any applicable taxes required to be withheld with respect to such payments.

7.Administration of the Plan

(a)The Committee shall administer the Plan and shall keep a written record of its actions and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan. The Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee shall include, without limitation, the following:

(i)Determining the amount of benefits payable to Participants and authorizing and directing the Company with respect to the payment of benefits under the Plan;

(ii)Determining the duration, frequency, start and end dates of future Plan Periods;

(iii)Construing and interpreting the Plan in its sole discretion whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan;

(iv)Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(v)Administering the Plan as necessary to take account of tax, securities law and other regulatory requirements of foreign jurisdictions.

(b)Any action taken or determination made by the Committee shall, except as otherwise provided in Section 8 below, be conclusive on all parties. No member of the Committee shall vote on any matter relating specifically to such member. In the event that a majority of the members of the Committee would be specifically affected by any action proposed to be taken (as opposed to being affected in the same manner as each other Participant in the Plan), such action shall be taken by the Board of Directors.

(c)The Committee may designate one or more of its members or the Chief Executive Officer or the Chief Financial Officer to carry out its responsibilities under such conditions or limitations as it may set, except that the Committee may not delegate its authority with regard to participation in the Plan by eligible Directors or by eligible Employees who are officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(d)No member of the Board of Directors or the Committee, the Chief Executive Officer, the Chief Financial Officer, or any other officer or employee of the Company or any of its Subsidiaries to whom any duties or responsibilities are delegated hereunder shall be liable for any action or determination made in connection with the operation, administration or interpretation of the Plan, and the Company shall indemnify, defend and hold harmless each such person from any liability arising from or in connection with the Plan, except where such liability results directly from such person’s fraud, willful misconduct or failure to act in good faith. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(e)Anything in the Plan to the contrary notwithstanding, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board of Directors.

8.Claims Procedure

(a)If a Participant does not receive the timely payment of the benefits which the Participant believes are due under the Plan, the Participant may make a claim for benefits in the manner hereinafter provided.

(i)All claims for benefits under the Plan shall be made in writing and shall be signed by the Participant. Claims shall be submitted to the Committee, or to a representative designated by the Committee. If the Participant does not furnish sufficient information with the claim for the Committee to determine the validity of the claim the Committee shall indicate to the Participant any additional information which is necessary for the Committee to determine the validity of the claim.

(ii)Each claim hereunder shall be acted on and approved or disapproved by the Committee within 90 days following the receipt by the Committee of the information necessary to process the claim.

(iii)In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Participant in writing of the denial of the claim and notify the Participant of his or her right to a review of the Committee’s decision. Such notice by the Committee shall also set forth, in a manner calculated to be understood by the Participant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section.

(iv)If no action is taken by the Committee on a Participant’s claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b)Any Participant whose claim for benefits is denied in whole or in part may appeal for a review of the decision by the full Committee. Such appeal must be made within three months after the Participant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

(i)request a review by the full Committee of the claim for benefits under the Plan;

(ii)set forth all of the grounds upon which the Participant’s request for review is based and any facts in support thereof; and

(iii) set forth any issues or comments which the Participant deems pertinent to the appeal.

(c)The Committee shall regularly review appeals by Participants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee.

(d)The Committee shall make a full and fair review of each appeal and any written materials submitted by the Participant in connection therewith. The Committee may require the Participant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Participant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

(e)On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

(f)In the event the Committee denies an appeal in whole or in part, the Committee shall give written notice of the decision to the Participant, which notice shall set forth, in a manner calculated to be understood by the Participant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

9.Amendment and Termination

(a)The Plan may be amended or terminated by the Board of Directors at any time, provided that no such action shall have the effect of decreasing a Participant’s accrued benefits as of the effective date of such action. Upon termination of the Plan, each Participant shall receive a refund of his or her contributions for the Plan Period (plus interest, if any, accrued to the extent required by applicable law through the date of termination).

(b)Without shareholder consent and without regard to whether any Participant rights may be considered to have been “decreased,” the Committee shall be entitled to establish the exchange ratio applicable to payroll and other deductions, in a currency other than United States Dollars, permit payroll and other deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll and other deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Orthofix Stock for each Participant properly correspond with amounts deducted from the Participant’s compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

10.Beneficiary Designation

A Participant may file a written designation of a beneficiary who is to receive any Orthofix Stock or cash under the Plan in the event of such Participant’s death prior to delivery to such Participant of such Orthofix Stock or cash. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective to the extent required by applicable law. Such beneficiary designation may be changed by the Participant at any time by written notice to the Committee. All beneficiary designations shall be made in such form and manner as the Committee may prescribe from time to time.

11.Effective Date

The Plan, as currently amended, became effective on July 17, 2018, the date that the most recent amendment increasing the number of shares authorized under the Plan was approved by the Company’s shareholders.

12.Participants in Non-U.S. Jurisdictions

(a)To the extent that Participants are domiciled or resident outside of the U.S. or are domiciled or resident in the U.S. but are subject to the tax laws of a jurisdiction outside of the U.S., the Committee shall have the authority and discretion to adopt such modifications and procedures as it shall deem necessary or desirable to comply with the provisions of the laws of such non-U.S. jurisdictions in order to assure the viability of the benefits paid to such Participants. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of eligible Employees and Directors who are subject to the laws of jurisdictions outside of the U.S.

(b)Notwithstanding any other provision of the Plan to the contrary, to the extent the Company is required to comply with the EU Prospectus Directive in any jurisdiction with respect to awards made to eligible Employees or Directors in such jurisdiction, the Committee may suspend the right of all eligible Employees and Directors in such jurisdiction to participate in the Plan.

13.Data Privacy

(a) In order to facilitate the administration of the Plan, it will be necessary for the Company (or its stock plan and payroll administrators) to collect, hold, and process certain personal information about Employees participating in the Plan (including without limitation, name, home address and date of birth.) By participating in the Plan, participating Employees consent to the Company (including its stock plan and payroll administrators) collecting, holding and processing personal data and transferring such data to third parties  insofar as is reasonably necessary to implement, administer and manage the Employee’s participation in the Plan and acknowledge that it may also be necessary to disclose information in order to comply with any legal obligations.

(b) The Company (including its stock plan and payroll administrators) will treat the participating Employees’ personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Employees’ participating in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c) As the Company operates globally, it needs to share personal data with other related companies which are based abroad.  Where the transfer is to a destination outside the Employee’s country of domicile, the Company shall take reasonable steps to ensure that such personal data continue to be adequately protected and securely held.  Nonetheless, by participating in the Plan, each participating Employee acknowledges that personal information about such Employee may be transferred to a country that does not offer the same level of data protection as the Employee’s country of domicile.

14.Miscellaneous

(a)Nothing in the Plan shall confer upon a Participant the right to continue in the employ or continue to be a Director of the Company or a Subsidiary or shall limit or restrict the right of the Company or a Subsidiary to terminate the employment of a Participant at any time with or without cause.

(b)No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, liabilities or torts of a Participant.

(c)Neither the Company nor any Subsidiary shall be under any obligation to issue or deliver certificates for shares of Orthofix Stock pursuant to the Plan if such issuance or delivery would, in the opinion of the Committee, cause the Company to violate any provision of applicable law. The Company and its subsidiaries will use their best efforts to comply with applicable laws but will not be liable for any failure to comply.

(d)If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(e)The Plan shall be construed and governed in accordance with the law of the State of New York and without giving effect to principles of conflicts of laws.

(f)All notices or other communications by a Participant to the Committee, the Company, or any Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

(g)Notwithstanding anything to the contrary contained in the Plan, notices and other elections under this Plan may be delivered or made electronically, in the discretion of the Committee. In addition, in the discretion of the Committee, shares otherwise deliverable under the Plan may be delivered or otherwise evidenced through book entry or other electronic format without the need to deliver an actual share certificate; provided, however, an actual share certificate shall be delivered if requested by the Participant.

(h)The Board of Directors or the Committee may extend or terminate the benefits of the Plan to any Subsidiary at any time without the approval of the shareholders of the Company.

(i)The proceeds received by the Company from the sale of Orthofix Stock pursuant to the Plan shall be used for general corporate purposes.

(j)No shares of Orthofix Stock may be issued under this Plan unless the issuance of such shares has been registered under the Securities Act of 1933, as amended, and qualified under applicable state “blue sky” laws and any applicable non-U.S. securities laws, or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws and applicable non-U.S. securities laws is available. The Committee may require each Participant purchasing shares under the Plan to represent to and agree with the Company in writing that such eligible Employee or Director, as applicable, is acquiring the shares for investment purposes and not with a view to the distribution thereof. All certificates for shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.Compliance with Code Section 409A

The Plan and any options granted hereunder are intended to meet the short term deferral exemption from Code Section 409A and shall be interpreted and construed consistent with this intent. Notwithstanding any provision of the Plan to the contrary, in the event that the Board of Directors determines that the Plan or any option granted hereunder may be subject to Code Section 409A, the Board of Directors may, without the consent of Participants, including the affected Participant, adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors determines are necessary or appropriate to (i) exempt the Plan or any option granted hereunder from Code Section 409A or (ii) comply with the requirements of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

Amended and Restated Sub-Plan for the European Union and the United Kingdom

In accordance with Section 12(a) of the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as amended (the “Plan”), the Committee has adopted this amended and restated sub-plan of the Plan for purposes of offering participation to eligible Employees of the Company and any Subsidiary of the Company domiciled or resident of a member state of the European Union or the United Kingdom, and designated as a participating employer under the Plan. The Plan and this sub-plan are not intended to comply with the requirements of Code Section 423 (other than clauses (b)(3) and (b)(5) thereof). Unless otherwise provided herein, all defined terms in this sub-plan shall have the same definition and meaning as set forth in the Plan.

Definitions

“Eligible EU-Domiciled/Resident Employee” means each full-time or part-time employee of the Company or a Subsidiary who is domiciled or resident of a country in a member state of the European Union or the United Kingdom.

Participation

Notwithstanding any provision to the contrary in Section 5(a) of the Plan, the maximum contribution percentage for each Eligible EU-Domiciled/Resident Employee shall be established by the Committee prior to the commencement of each applicable Plan Period so as to ensure that the offering of participation to Eligible EU-Domiciled/Resident Employees shall comply with the exclusion for offerings set forth in either Article 1(3) of the EU Prospectus Regulation or Article 3(2) of the EU Prospectus Regulation (if this has been adopted into local law in the relevant jurisdiction) and any regulations applicable thereunder; provided, however, that the maximum contribution percentage for each Eligible EU-Domiciled/Resident Employee shall be no greater than the maximum contribution percentage permitted under the Plan (which, as of the date of the adoption of this sub-plan, is 25% of such Employee’s annual compensation).

If the Company receives elections to contribute to the Plan from Eligible EU-Domiciled/Resident Employees which would, if accepted, mean that the value of the consideration under the Plan in a period of 12 months would exceed the limits for offerings set forth in Article 1(3) of the EU Prospectus Regulation and Article 3(2) of the EU Prospectus Regulation (if such Article 3(2) permitted limits have been adopted in the applicable jurisdiction), the Committee will adjust individual elections downwards on a proportionate basis or on any other basis which the Committee deems appropriate.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Orthofix Medical Inc. Annual Meeting of Shareholders For Shareholders as of record on April 22, 2021 TIME: Monday, June 21, 2021 09:00 AM, Central Daylight Time PLACE: Four Seasons Resort and Club Dallas at Las Colinas 4150 North MacArthur Boulevard, Irving, Texas 75038 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Kimberley A. Elting and Douglas C. Rice, and each or either of them (the "Named Proxies"), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Orthofix Medical Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/OFIX Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-240-4561 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided

Orthofix Medical Inc. Annual Meeting of Shareholders Please make your marks like this: X Use dark lack pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3, 4 AND 5 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of the following director nominees FOR AGAINST ABSTAIN 1.01 Catherine M. Burzik OR 1.02 Jason M. Hannon FOR 1.03 James F. Hinrichs FOR 1.04 Alexis V. Lukianov FOR 1.05 Lilly Marks FOR 1.06 Michael E. Paolucci FOR 1.07 Jon C. Serbousek FOR 1.08 John E. Sicard FOR FOR AGAINST ABSTAIN 2. Advisory vote on compensation of named executive officers. FOR 3. Approval of Amendment No. 2 to the Amended and Restated 2012 Long-Term Incentive Plan. FOR 4. Approval of Amendment No. 2 to the Second Amended and Restated Stock Purchase Plan. FOR 5. Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2021 FOR 6. To consider and act upon any other matters which may properly come before the meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date